UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Cinemark Holdings, Inc.

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PROXY STATEMENT

AND

NOTICE OF 2018 ANNUAL MEETING

OF STOCKHOLDERS

MAY 24, 2018 AT 9:00 A.M. CENTRAL DAYLIGHT TIME

CINEMARK WEST PLANO THEATRE, 3800 DALLAS PARKWAY, PLANO, TEXAS 75093

LETTER FROM OUR CHIEF EXECUTIVE OFFICER

Dear Cinemark Stockholders:

On behalf of the Board of Directors (the “Board”), I would like to invite you to the 2018 annual meeting of stockholders (the “Annual Meeting”) of Cinemark Holdings, Inc. to be held at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093 on May 24, 2018 at 9:00 a.m. CDT. The accompanying formal notice and proxy statement set forth the details regarding admission and the business to be conducted at the Annual Meeting.

Our dedicated and talented employees have delivered yet another year of solid performance following record-breaking results in both 2015 and 2016. During 2017, we achieved our third consecutive year of all-time highs across our global platform, including records in each of our revenue categories, net income and Adjusted EBITDA. We attained these record financial results in an industry box office environment that slightly declined year-over-year. This success reiterates the consistency of our operations and successful execution of our strategic initiatives.

Our Board continues to fulfill its critical mission of providing active engagement and oversight of the Company’s strategy, capabilities, leadership and risk management to ensure the Company is well-positioned to continue creating value for our stockholders. In 2017, we added a new independent director to the Board which enhanced and strengthened the diversity of skill sets represented on the Board. Also in 2017, the Board adopted a stock ownership guideline for directors and key members of management to continue to promote the Company’s commitment to sound corporate governance.

I would like to personally thank you for your continued investment in Cinemark and sincerely hope that you will be able to attend the Annual Meeting in person.

YOUR VOTE IS VERY IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, I urge you to please cast your vote as soon as possible via the Internet, telephone or mail.

Warm regards,

Mark Zoradi

Chief Executive Officer

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

NOTICE OF 2018 ANNUAL MEETING AND PROXY STATEMENT

April 6, 2018

Dear Stockholders:

Notice is hereby given that the Annual Meeting of the Company will be held on May 24, 2018 at 9:00 a.m. CDT at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.	To elect three Class II directors to serve for three years on our Board;
2.	To ratify the appointment of Deloitte as our independent registered public accounting firm for 2018;
3.	To hold the annual, non-binding, advisory vote on our executive compensation program; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record as of the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote and submit your proxy in advance of the Annual Meeting. You can vote your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form. To vote via the Internet or telephone, follow the instructions included in the proxy card or the voting instruction form. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Cavalier
Executive Vice President — General Counsel and Secretary

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”) as filed with the SEC on February 23, 2018 for Cinemark Holdings, Inc. (the “Company”, “Cinemark”, “we” or “us”). You should carefully read the entire proxy statement and the Company’s 2017 Form 10-K before voting.

Annual Meeting Information

Date and Time:	Thursday, May 24, 2018 at 9:00 a.m. CDT
Location:	Cinemark West Plano Theatre, 3800 Dallas Parkway, Plano, TX 75093
Record Date:	March 29, 2018
Mail Date:	April 13, 2018

How to Vote

Even if you plan to attend the Annual Meeting in person, please cast your vote as soon as possible by following the instructions on your proxy card or voting instruction form. You can vote by one of the following methods:

Via Internet	Calling toll-free	By mail

Annual Meeting Agenda Items and Vote Recommendations

Item	Description	Board Voting Recommendations
Item 1	Election of three Class II directors to serve for three years on our Board	FOR each director nominee
Item 2	Ratification of the appointment of Deloitte as our independent registered public accounting firm for 2018	FOR
Item 3	Annual, non-binding, advisory vote on our executive compensation program	FOR

Item 1. Election of Three Class II Directors

The following table provides summary information about each director nominee.

Name	Age	Director Since	Occupation	Experience	Independent	Committee Memberships
Darcy Antonellis	55	2015	Chief Executive Officer, Vubiquity, Inc.	Leadership, Finance, Technology, Industry Expertise	Yes	AC
Carlos Sepulveda	60	2007	Chairman, Triumph Bancorp	Leadership, Finance, Strategy	Yes	AC (CH; F); CC; SP; L
Mark Zoradi	64	2015	Chief Executive Officer, Cinemark	Leadership, Industry Expertise	No	-

AC: Audit Committee	L: Lead, independent director
CC: Compensation Committee	CH: Chairperson
SP: Strategic Planning Committee	F: Financial Expert

Corporate Governance Highlights

The following are our key Board related governance features:

Key Features
• Plurality-plus voting for uncontested director elections
• Separate Chairman and CEO
• Majority of the members of the Board are independent
• All members of the Audit, Compensation and Governance committees are independent
• All directors attended at least 75% of all Board and committee meetings during 2017
• No director is on the board of directors of more than 3 public companies
• Non-management and independent directors meet in executive sessions
• Lead independent director
• Annual equity grant to non-employee directors
• Stock ownership guideline for directors
• Annual Board and committee evaluations
• Annual Board member self-evaluations
• No hedging or pledging in Company Common Stock

New Director

On May 25, 2017, the Board elected Ms. Nancy Loewe as a Class I director to fill the vacancy of Mr. Don Soderquist.

Upon Ms. Loewe’s election, our Board is comprised of 10 members, the majority (7 members) of which are independent.

Item 2. Ratification of the Appointment of Deloitte

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte & Touche LLP (collectively, “Deloitte”) as the Company’s independent registered public accounting firm for 2018. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

We paid the following fees (in thousands) to Deloitte for professional services rendered by them during 2017 and 2016, respectively:

Fees	2017	2016
Audit	$1,784.9	$1,640.1
Audit Related	$6.6	$82.5
Tax(1)	$145.5	$283.9
Other	$-	$-
Total	$1,937.0	$2,006.5

(1)    Fees primarily include transfer pricing studies and tax compliance services.

Item 3. Non-binding, Advisory Vote on Executive Compensation

Annually, the Company requests a non-binding advisory vote from our stockholders on the compensation paid to our named executive officers (the “NEOs”) for and during the prior year. Our executive compensation package is targeted towards retention of talent and motivating performance with appropriate risk-taking.

At the annual meeting of stockholders held in May 2017, approximately 90% of our stockholders present in person or represented by proxy and entitled to vote at the annual meeting approved our executive compensation program and the compensation paid to our NEOs for 2016 (the “2016 say-on-pay”). The Compensation Committee reviewed the results of the 2016 say-on-pay vote. Given the high stockholder approval, the Compensation Committee did not make any changes to the structure of our executive compensation program but calibrated it to better align with our compensation philosophy.

Company Performance Highlights in 2017:

In 2017, we delivered another year of record financial growth in a challenging industry box office environment

We had our third consecutive year of worldwide record results, including records in each of our revenue categories, net income and Adjusted EBITDA. In addition, we returned $135.1 million to our stockholders in the form of cash dividends.

ONE-YEAR GROWTH

FYE 2016 - FYE 2017

2.5%	3.6%	3.2%	2.5%

Revenue $2,991.6 million	Net Income[1,2] $264.2 million	Diluted EPS[2] $2.26	Adjusted EBITDA[3] $723.8 million

1 Attributable to Cinemark Holdings, Inc.

2 Includes impact of new tax reform legislation enacted in December 2017 and effective beginning with 2017.

3 See footnote 18 to the Company’s 2017 Form 10-K for reconciliation of net income to Adjusted EBITDA.

In 2017, our domestic year-over-year box office growth outperformed our peers and over-indexed the North-American industry by 90 basis points for the full year, in spite of having an average of 148 screens closed per day over the course of the year due to recliner conversions. We have now surpassed the North-American industry box office 8 out of the past 9 years, further exemplifying our consistent financial performance. Internationally, in 2017, despite challenging headwinds from a reduced volume of animated content and local product, our international admission revenues grew by nearly 7%.

Our strong global results are a result of our consistent operational excellence, disciplined investments, prudent decision-making and consumer-minded growth initiatives. Our key accomplishments for 2017 included not only record financials but also implementation of certain strategic initiatives. We focused on creating an extraordinary guest experience and invested in our theatres, which sustained our consistent industry-leading results. Some of our key initiatives in 2017 included:

•	Doubling our recliner footprint to 45% of our domestic circuit;

•	Enhancing our food and beverage offerings for an enriched guest experience leading to an exceptional 8.7% increase in our worldwide concession revenues per patron;

•	Building our XD brand, the #1 private label premium large format in the world, with 242 XD-branded screens, which generated 8.6% of our worldwide box office on just 4.1% of our screens, an all-time high;

•	Successfully launching our MovieClub subscription program in the United States;

•	Growing our worldwide loyalty programs to nearly 7.5 million members;

•	Adding 56 net screens globally, resulting in 5,959 screens across 16 countries

We have had a consistent growth pattern over the past five years

Our consistent financial performance over the past five years has enabled us to continue our leadership in the motion picture exhibition industry. The Company’s growth over the past five years in key categories were as follows:

FIVE-YEAR GROWTH

FYE 2012 - FYE 2017

20.9%	56.4%	53.7%	21.3%

Revenue	Net Income[1,2]	Diluted EPS[2]	Adjusted EBITDA[3]

1 Attributable to Cinemark Holdings, Inc.

2 Includes impact of new tax reform legislation enacted in December 2017 and effective beginning with 2017.

3 See footnote 18 to the Company’s 2017 Form 10-K for reconciliation of net income to Adjusted EBITDA.

Executive Compensation Highlights for 2017:

Our executive compensation program is designed to achieve the following key objectives:

•	Attract and retain top talent;

•	Pay for performance, and
•	Balance rewards for performance and risk-taking

Some of the compensation “best practices” we employ to achieve the above objectives include:

What We Do	What We Do Not Do
Provide a base salary competitive in the industry and a robust compensation risk assessment process	Reward imprudent risk-taking
Deliver a majority of executives’ target total direct compensation in the form of variable, “at-risk,” performance-based compensation	Provide “single trigger” provisions in our employment agreements for change in control
Utilize performance-based equity	Provide excise tax gross-ups for change in control payments
Align management and stockholder interests through stock ownership guidelines	Offer deferred compensation
Prohibit executives from engaging in hedging transactions in Cinemark stock or pledging Cinemark stock	Agree to golden parachutes
Prohibit holding Company securities in accounts	Offer pension benefits
Conduct annual “say-on-pay” stockholder advisory votes	Provide excessive perks

Driving Performance, Raising the Bar

A core principle of our compensation philosophy is to ensure that our program is calibrated to deliver industry-leading performance outcomes. Coming off numerous years of industry outperformance, the Compensation Committee determined that certain modifications in terms of increasing performance goals were warranted to continue the Company’s focus on delivering exceptional financial results. The changes highlighted below focus on adjustments to our performance goals (short and long-term) and associated performance leverage that “raised the bar” in 2017 compared to 2016.

•	Cash Bonus:

[o]	Increasing maximum performance goal as percentage of target goal from 105% of Adjusted EBITDA target to 108% (110% for CEO) of target while maintaining maximum bonus payout at 150% of individual target

The graded scale of the cash bonus payout structure for 2017 was as follows:

* For Mr. Zoradi, 110% of Target Adjusted EBITDA.

•	Long-term Equity Incentive Awards:

[o]	Increasing internal rate of return (“IRR”) goals for performance-based awards at threshold (+1%), target (+1.5%) and maximum (+3%) while maintaining maximum payout at 150% of target

The IRR goals for the 2017 awards, as compared to those for the 2016 awards, are as follows with straight-line interpolation used to determine payout between threshold, target and maximum goals:

Performance Metric and Payout		Goals
		Threshold	Target	Maximum
IRR	2017	7.0%	9.5%	13.0%
	2016	6.0%	8.0%	10.0%
Percentage of Individual Target Payout		50%	100%	150%

[o]	Reducing time-based portion of CEO’s long-term equity incentive awards in favor of performance-based – long-term equity incentive awards mix adjusted from 50% time-based/50% performance-based to 25% time-based/75% performance-based; and

[o]	Increasing target long-term equity incentive awards (as percentages of base salary) for Messrs. Zoradi, Gamble and Cavalier

Company Achieves 90% of Target Adjusted EBITDA ($608.1 million) (Threshold) Company Achieves 100% of Target Adjusted EBITDA ($675.6 million) (Target) Company Achieves 108%* of Target Adjusted EBITDA ($729.7 million) (Maximum) Participant Receives 50% of Participant’s Target Payout Participant Receives 100% of Participant’s Target Payout Participant Receives 150% of Participant’s Target Payout

In conjunction with the adjustments noted above, Cinemark continued to maintain a strong emphasis on variable compensation as evidenced by the target total compensation mix for 2017 displayed below for our Chief Executive Officer (“CEO”) and other NEOs.

The mix of the variable and fixed components of compensation for the NEOs for 2017 were as follows:

	Variable Components	Fixed Components
CEO	75%	25%
All NEOS (except CEO)	61%	39%

NEO compensation highlights for 2017:

Base Salary:

To better align with market median standards, the Compensation Committee approved the following base salaries and increases for 2017 for each of the NEOs:

NEO	Base Salary		Change
	2017	2016
Lee Roy Mitchell, Executive Chairman	$ 958,645	$ 930,723	3%
Mark Zoradi, CEO	$ 950,000	$ 816,000	16%
Sean Gamble, COO and CFO	$ 525,000	$ 482,040	9%
Michael Cavalier, General Counsel	$ 500,000	$ 462,264	8%
Valmir Fernandes, President-Cinemark International	$ 508,000	$ 493,782	3%

Cash Bonus:

Cash Bonus Targets of NEOs:

Bonus payouts for all NEOs, except for Mr. Fernandes, President-Cinemark International, are based 100% on worldwide Adjusted EBITDA. Mr. Fernandes’ bonus weighting is a 50%/50% split between worldwide and international Adjusted EBITDA.

CEO Benefits [PERCENTAGE] salary [PERCENTAGE] cash bonus target [PERCENTAGE] total equity target [PERCENTAGE]ALL OTHER NEOS Benefits [PERCENTAGE] salary [PERCENTAGE] cash bonus target [PERCENTAGE] total equity target [PERCENTAGE] Target Total Compensation Mix for 2017

The cash bonus target as a percentage of the respective base salary remained the same for each NEO, except for Mr. Gamble. The Compensation Committee raised the target for Mr. Gamble from 75% to 85% of his base salary based on his outstanding performance since his hiring in 2014, market norms and internal pay equity.

The cash bonus weightings and the individual targets (as percentages of base salaries) for 2017 and the individual targets for 2016 for each of the NEOs is provided in the following table.

NEO	Bonus Weighting		Target (Percentage of Base Salary)
	Worldwide	International	2017	2016
Lee Roy Mitchell	100%	-	100%	100%
Mark Zoradi	100%	-	100%	100%
Sean Gamble	100%	-	85%	75%
Michael Cavalier	100%	-	85%	85%
Valmir Fernandes	50%	50%	85%	85%

Cash Bonus Payouts to NEOs:

The Company’s Adjusted EBITDA for purposes of the cash bonus payout was certified by the Compensation Committee to be $728.6 million. The actual payout of the cash bonus for each NEO was as follows:

NEO	Actual Payout
	(Percentage of Individual Target)	Amount
Lee Roy Mitchell	148.8%	$ 1,426,464
Mark Zoradi	139.0%	$ 1,320,500
Sean Gamble	148.8%	$ 664,020
Michael Cavalier	148.8%	$ 632,400
Valmir Fernandes	124.7%	$ 538,455

Long-term Equity Incentive Awards:

The target long-term equity incentive awards (as percentage of base salary) in 2017 as compared to 2016 were as follows:

NEO	Target Fair Market Value (Percentage of Base Salary)
	2017	2016
Lee Roy Mitchell	N/A	N/A
Mark Zoradi[1]	225%	200%
Sean Gamble	150%	125%
Michael Cavalier	135%	125%
Valmir Fernandes	125%	125%

(1)	Mr. Zoradi was awarded a special equity grant of performance shares issued as restricted stock units ($400,000) for his service as the CEO in 2015. The percentage for 2016 does not include the value of the special grant.

GENERAL INFORMATION

Solicitation of Proxies

The Board is soliciting proxies in connection with the Annual Meeting (and any adjournment thereof) to be held on May 24, 2018 at 9:00 a.m. CDT at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 13, 2018.

Shares Outstanding and Voting Rights

As of the Record Date, 116,779,546 shares of the Company’s common stock, par value $0.001 per share of the Company (the “Common Stock”) were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held.

ITEM ONE — ELECTION OF DIRECTORS

Composition of the Board

Our Board is currently comprised of 10 members. The size of the Board may be fixed from time to time exclusively by our Board as provided in our Certificate of Incorporation. Our Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III. The members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

Changes in the Board during 2017

Effective May 25, 2017, the Board elected Ms. Nancy Loewe to the Board to fill Mr. Don Soderquist’s vacancy, who passed away in 2016. Ms. Loewe was elected as a Class I director.

Board Diversity and Director Qualifications

Our Fourth Amended and Restated Corporate Governance Guidelines (“Corporate Governance Guidelines”) contain membership criteria for a position on our Board. The Board has not adopted a formal diversity policy but pursuant to the Corporate Governance Guidelines, the Board broadly construes diversity to mean diverse background, education, skills, age, expertise with a proven record of accomplishment and the ability to work well with others. The Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board which is responsible for nominating members to the Board, does not assign specific weight to any particular factor when evaluating candidates for potential Board nominations. The Board, in selecting members, takes into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for financial or other specialized expertise. The Board seeks to achieve a mix of members whose experience and backgrounds are relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business.

Set forth below are the experience and skills each director brings to the Board.

Skill/Experience Matrix
Experience	Director

Financial Literacy	•	•	•		•	•	•		•	•

Financial Management	•	•	•		•	•	•

Accounting and Financial Oversight/Enterprise Risk Management	•		•		•		•			•

Corporate Governance		•	•		•				•

CEO Positions Held	•			•			•	•	•	•

Non-CEO Executive Positions		•	•		•	•

Film, Media and Entertainment Industry	•			•		•		•		•

Beverage Industry						•

Corporate Finance		•	•			•

Mergers and Acquisitions		•	•			•

U.S. Public Company Board		•		•	•		•		•

Leadership	•			•	•		•		•	•

Strategic Planning		•	•		•		•	•		•

Information Technology	•								•

Cybersecurity	•								•

Nominations for Election to the Board

The Governance Committee of our Board receives nominations for Board members which it evaluates based on the standards, qualifications and diversity criteria set forth by the Board in the Corporate Governance Guidelines. The Governance Committee annually evaluates the criteria for the selection of new directors and recommends any proposed changes to the Board. Although the Board retains ultimate responsibility for approving candidates for election, the Governance Committee conducts the initial screening and evaluation process. In doing so, the Governance Committee considers candidates recommended by the directors, the CEO and the Company’s stockholders. The Governance Committee also has the authority, to the extent it deems appropriate, to retain one or more search firms to be used to identify director candidates.

While typically the Governance Committee recommends candidates to the full Board, under the director nomination agreement which we entered into on April 9, 2007 with certain of our then current stockholders (the “Director Nomination Agreement”), the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Board. The nominees of the Mitchell Investors however, must fulfil the membership criteria set by the Board. Currently, Messrs. Mitchell (Class III) and Sepulveda (Class II) are the nominees of the Mitchell Investors.

Darcy Antonellis Ben Chereskin Nancy Loewe Lee Roy Mitchell Steve Rosenberg Enrique Senior Carlos Sepulveda Ray Syufy Nina Vaca Mark Zoradi

All candidates nominated for election or re-election to the Board should possess the following qualifications:

•	high personal and professional ethics, integrity, practical wisdom, and mature judgment;
•	broad training and experience at the policy-making level in business, government, education, or technology;
•	expertise that is beneficial to the Company and complementary to the background and experience of other Board members;
•	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;
•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and
•	willingness to represent the best interests of all stockholders and objectively appraise management performance.

To recommend a candidate for election to the Board for the 2019 annual meeting of stockholders, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

•	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;
•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;
•	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;
•	a description of any arrangements or understandings between the stockholder, the beneficial owner and the nominee or any other person (including their names);
•	the name, age, business and residential addresses of the stockholder’s nominee for director;
•	the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”); and
•	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated on the basis of the same qualifications discussed above as candidates recommended by existing directors and the CEO.

Annual Meeting Slate

The terms of the current Class II directors, Ms. Antonellis, Messrs. Sepulveda and Zoradi expire at the Annual Meeting. All three directors have been recommended by the Governance Committee and nominated by the Board for re-election at the Annual Meeting.

Each of Ms. Antonellis, Messrs. Sepulveda and Zoradi has consented to be nominated for re-election to the Board as a Class II director. If elected, they will serve on the Board for a three-year term expiring on the date of our 2021 annual meeting of stockholders. At this time, we have no reason to believe that either Ms. Antonellis, Mr. Sepulveda or Mr. Zoradi will be unable or unwilling to serve if elected. However, should any of them become unavailable or unwilling to serve before the Annual Meeting, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Information on each of our nominees and continuing directors is given below.

NOMINEES FOR CLASS II DIRECTORS

Term Expiring 2018

Darcy Antonellis, 55 Director Since: July 2015 Nominee of: Board Board Committees: Audit Committee Other Public Company Boards: None

Professional Experience: Since January 2014, Ms. Antonellis has been the CEO of Vubiquity, Inc., the largest global provider of premium content services and technical solutions serving clients in 37 countries and reaching more than 100 million households. From June 1998 until December 2013, Ms. Antonellis held numerous positions at Warner Bros. Entertainment Inc., (a Time Warner company) including President of Technical Operations and Chief Technology Officer.

Qualifications: Ms. Antonellis’s background in engineering and experience in technology in the entertainment industry is invaluable to the Board. In addition to her management experience in the positions of CEO and senior executive of one of the largest studios, her success in digital media, as well as her strong understanding of our industry brings valuable experience and perspective to our Board.

Carlos M. Sepulveda, 60

Director Since: June 2007

Nominee of: Mitchell Investors pursuant to the Director Nomination Agreement

Board Committees: Audit Committee (Chair and financial expert); Compensation Committee; Strategic Long-Range Planning Committee; lead independent director

Other Public Company Boards: Triumph Bancorp Inc.; Matador Resources Company (2013-2017)

Professional Experience: Since May 2010, Mr. Sepulveda has been the Chairman of the board of directors of Triumph Bancorp, Inc. (“Triumph Bancorp”), a bank holding company with interests in wholesale banking, commercial finance and real estate investments. Prior to Triumph Bancorp, Mr. Sepulveda was the President and CEO of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, from March 2004 until April 2013 and its Executive Vice President from 1995 until March 2004. Prior to joining Interstate Battery, Mr. Sepulveda was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years.

Qualifications: Mr. Sepulveda’s extensive public accounting background provides the Board critical financial and accounting expertise. As a certified public accountant with proven management and leadership skills, having served as the CEO of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight skills coupled with experience in strategic planning and enterprise and operational risk management.

Mark Zoradi, 64 Director Since: June 2015 Nominee of: Board Board Committees: None Other Public Company Boards: None

Professional Experience: Since August 2015, Mr. Zoradi has served as our CEO. Mr. Zoradi spent 30 years at The Walt Disney Company (“Disney”), one of the world’s leading producers and providers of entertainment, in various positions including serving as the President of Walt Disney Studios Motion Picture Group. Mr. Zoradi’s positions at Disney included serving as the General Manager of Buena Vista Television and President of Buena Vista International with responsibility for the international theatrical and home entertainment marketing and distribution of Disney, Touchstone and Pixar films. Mr. Zoradi also served as the President and Chief Operating Officer (“COO”) of Dick Cook Studios, a new media and entertainment company, from January 2011 until July 2014 and the COO of Dreamworks Animation SKG, Inc. from August 2014 until January 2015.

Qualifications: A veteran motion picture executive with a background in distribution, Mr. Zoradi brings a wealth of knowledge to the Board with regards to strategic partnerships and relationships with the movie studios. Additionally, his experience in operations of large entertainment industry companies brings management expertise to the Board.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the Class II nominees.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF EACH CLASS II NOMINEE.

CONTINUING CLASS III DIRECTORS

Term Expiring 2019

Benjamin D. Chereskin, 59

Director Since: April 2004

Nominee of: Board

Board Committees: Compensation Committee; Strategic Long-Range Planning Committee (Chair)

Other Public Company Boards: CDW, Corporation; Boulder Brands, Inc. (2013-2016)

Professional Experience: Mr. Chereskin is President of Profile Capital Management LLC (“Profile Capital Management”), an investment management firm, which he founded in October 2009. Prior to founding Profile Capital Management, Mr. Chereskin was a Managing Director and Member of Madison Dearborn Partners, LLC, a private equity firm, from 1993 until October 2009, having co-founded the firm in 1993.

Qualifications: Mr. Chereskin’s background in private equity is a valuable resource to us in our efforts to attract capital, which helps us implement our business strategies and finance growth opportunities. His knowledge and experience in corporate finance, mergers and acquisitions, and corporate governance contributes to the Board’s expertise on strategic planning and provides valuable input on executive compensation matters.

Lee Roy Mitchell, 81

Director Since: Founder

Nominee of: Mitchell Investors pursuant to the Director Nomination Agreement

Board Committees: Executive Chairman of the Board; New Ventures Committee (Chair)

Other Public Company Boards: National CineMedia, Inc. (“NCMI”)

Professional Experience: Mr. Mitchell is the founder of the Company. He has served as Chairman of the Board since March 1996 and as a director since our inception in 1987.

Related Party: Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President – Purchasing of the Company.

Qualifications: Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. His depth of experience in the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic industry perspective and leadership experience to the Board.

Raymond W. Syufy, 55 Director Since: October 2006 Nominee of: Board Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee Other Public Company Boards: None

Professional Experience: Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”), a regional movie exhibitor, in 1977, and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named President of Century Theatres and was later appointed CEO and Chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as CEO of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas.

Qualifications: Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and operational experience. Mr. Syufy’s background also brings key strategic planning expertise to the Board, particularly with respect to competition from other forms of entertainment.

CONTINUING CLASS I DIRECTORS

Term Expiring 2020

Nancy S. Loewe, 50 Director Since: June 2017 Nominee of: Board Board Committees: Audit Committee; Governance Committee Other Public Company Boards: None

Professional Experience: Since January 2018, Ms. Loewe has been the COO of X3EM Brands, LLC (“X3EM Brands”), a consumer packaged goods and technology company, and served as its Chief Financial Officer (“CFO”) from April 2017 until December 2017. Prior to X3EM Brands, Ms. Loewe served in various executive positions at Kimberly-Clark Corporation, a multinational company producing paper-based consumer products. Her positions included serving as the CEO for Kimberly-Clark International from April 2014 until February 2017 and as the Chief Strategy Officer from December 2012 until April 2014 and Global Treasurer from September 2011 until March 2013, of Kimberly Clark Corporation. Additionally, Ms. Loewe has served as Vice President and CFO of Frito Lay North America and has held numerous positions during her 20-year tenure at GE, both inside and outside the U.S.

Qualifications: Ms. Loewe’s accounting and financial management expertise has added to the Board’s skillset of strategic planning and financial decision making. Due to her experience in leading large financial teams and financial management including audit, risk and treasury, she provides guidance and direction to the Company on accounting and financial processes and management.

Steven P. Rosenberg, 59

Director Since: April 2008

Nominee of: Board

Board Committees: Audit Committee; Governance Committee (Chair)

Other Public Company Boards: Texas Capital Bancshares, Inc.; PRGX Global, Inc. (2007-2014)

Professional Experience: Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the President of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006.

Qualifications: Mr. Rosenberg’s background in corporate leadership, private entrepreneurial investment and public company management brings to the Board strategic planning, risk management, board governance and general management skills that are critical to the implementation of our growth strategies and oversight of our enterprise and operational risk management. His experience in accounting and financial management, having served in corporate leadership positions and on audit committees of other public companies, is valuable to the Board with respect to the oversight of our financial reporting and enterprise risk management.

Enrique F. Senior, 74

Director Since: April 2004

Nominee of: Board

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

Other Public Company Boards: Grupo Televisa S.A.B.; Coca-Cola FEMSA, S.A

Professional Experience: Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks.

Qualifications: Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film, media and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business. He also provides strategic guidance to the Board.

Nina G. Vaca (Ximena Humrichouse), 46

Director Since: November 2014

Nominee of: Board

Board Committees: Governance Committee; Compensation Committee (Chair)

Other Public Company Boards: Kohls, Corp., Comerica, Inc.

Professional Experience: Ms. Vaca is the founder, Chairman and CEO of the Pinnacle Group of companies, including Pinnacle Technical Resources, Inc. (together, “Pinnacle”). Founded in 1996, Pinnacle is an information technology services and solutions provider.

Qualifications: Ms. Vaca is a successful entrepreneur and brings to the Board a wealth of leadership and business expertise, especially with regard to information technology and e-commerce. Her experience as a director of other public companies adds to the governance skill set of the Board particularly in the area of executive compensation.

CORPORATE GOVERNANCE

We are governed by our Board, which, in turn, appoints executive officers to manage our business operations. The Board oversees our executive management, reviews our long-term strategic plans and exercises oversight over all major decisions.

Board Leadership Structure

We believe that a key factor in a company’s performance is a leadership structure that provides a balance between independent oversight by an engaged Board and day-to-day operations by management to implement the Board’s strategic vision. To achieve this balance, we have split the roles of the Chairman of the Board and the CEO such that the Board is separated from the day-to-day operations of the Company.

In addition to the separation of the positions of the Chairman of the Board and the CEO, the Board has a lead independent director, which role provides leadership and an organizational structure to the non-management directors. The position of the lead independent director has the following significant authority and responsibilities under our Corporate Governance Guidelines:

•	to act as a liaison between the non-management directors and the Company’s management;
•	to call meetings of non-management directors;
•	chair the executive sessions of non-management directors;
•	chair Board meetings when the Chairman is not present;
•	consult with the Chairman and the CEO and approve the schedules, agendas and information provided to the Board for each meeting;
•	be available for consultation and communication with stockholders upon request; and
•	provide the Chairman and the CEO with the results of the Board’s annual performance review.

Board’s Role in Risk Oversight

Responsibility for risk oversight rests with the Board. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company. The Board approves management’s policies related to key risk areas and provides input to management regarding risks and the appropriateness of management’s response. The Board also approves actions relating to our capital structure, annual operating budget and material acquisitions. While the Board considers risk in all its decisions, it also recognizes that appropriate and measured risk-taking may be required for the Company to retain its competitiveness, and thus increase stockholder value.

The Board implements its risk oversight function both as a whole and through delegation to certain Board committees.

The Board has delegated its oversight responsibility with respect to financial and accounting risks to the Audit Committee. The Audit Committee periodically discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management procedures. On a periodic basis, management provides the Audit Committee an update on key risks and the processes and systems of internal control to manage the risks. As deemed appropriate, the Chair of the Audit Committee reports to the full Board regarding material risks.

The Compensation Committee reviews the executive compensation program to ensure that the design of the program does not encourage excessive risk-taking. See Compensation Risk Assessment section of the Compensation Discussion and Analysis (the “CD&A”) for more detail on how the Compensation Committee mitigates risk without diminishing the incentive nature of our compensation program. It also reviews succession plans to ensure the Company has appropriate practices in place to support the retention and development of the talent necessary to achieve the Company's business goals and objectives.

Risks associated with governance structure and processes are managed by the Governance Committee of the Board. On an ongoing basis, the Governance Committee reviews the regulatory developments related to corporate governance and advises the Board accordingly.

In order to provide oversight of the risks associated with strategic planning and business development initiatives, the Board has established two additional committees, the Strategic Long-Range Planning Committee and the New Ventures Committee. The Strategic Long- Range Planning Committee assists management in the analysis of alternative strategic options and reviews with management key industry and market issues and external developments impacting the Company. The New Ventures Committee monitors the strategic direction of the Company. It evaluates new development programs or business growth and diversification opportunities within established strategic plan targets and applicable regulatory boundaries.

Director Independence

We comply with the independence requirements of the New York Stock Exchange (the “NYSE”). The NYSE bright-line tests for independence are whether the director:

1.	is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);
3.	(a) is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the

Board (ultimate risk management oversight responsibility) Audit Committee (financial and accounting risk) Compensation Committee (compensation risk) Governance Committee (regulatory risk) Strategic Long-Range Planning Committee (strategic and market risk) New Ventures Committee (new development risk)

Company’s audit; or (d) is or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;
4.	is, or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or
5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. With the assistance of legal counsel to the Company, the Governance Committee has reviewed the NYSE standards for Board and committee member independence.

With the assistance of the Company’s legal counsel, the Governance Committee and the Board reviews the NYSE standards for Board and committee member independence. On the basis of this review, the Board has affirmatively determined, in its business judgment, that (a) the majority of the Board was, and continues to be, independent, (b) each of Mmes. Antonellis, Loewe and Vaca and Messrs. Chereskin, Rosenberg, Senior and Sepulveda are independent, (c) Messrs. Mitchell and Syufy are not independent due to their transactions with the Company exceeding $120,000 annually, (d) Messrs. Mitchell and Zoradi are not independent because they are employees of the Company, (e) each of Mmes. Antonellis and Loewe and Messrs. Rosenberg and Sepulveda meet all applicable requirements for membership in the Audit Committee, (f) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements, and (g) each of Ms. Vaca and Messrs. Chereskin and Sepulveda meet all applicable requirements for membership in the Compensation Committee.

Meeting Attendance

During 2017, the Board held four (4) meetings and took action by written consent on five (5) occasions. All directors attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. All directors, except Mr. Senior, attended the annual meeting held in May 2017.

Executive Sessions

Pursuant to our Corporate Governance Guidelines and the rules of the NYSE, our non-management directors meet periodically in executive sessions with no Company employees present. Our Corporate Governance Guidelines require separate sessions of the non-management directors at least twice a year.

The presiding director of the executive sessions is currently our lead independent director, Mr. Sepulveda. During 2017, our non-management directors met twice and our independent directors met once in executive sessions.

Stockholder Communications with the Board

As stated in our Corporate Governance Guidelines, any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, TX 75093

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

•	advertising;
•	promotions of a product or service;
•	patently offensive material; and
•	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

•	Corporate Governance Guidelines;
•	Amended and Restated Charter of the Audit Committee (the “Audit Committee Charter”);
•	Charter of the Governance Committee (the “Governance Committee Charter”); and
•	First Amendment to Amended and Restated Compensation Committee Charter (the “Compensation Committee Charter”).

Current copies of the above policies and guidelines are available publicly on the Company’s website at http://investors.cinemark.com under the “Corporate Governance” tab.

Code of Business Conduct and Ethics

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. We will post on our website any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics for executive officers and directors that have been approved by our Board or any Board committee. The Code of Business Conduct and Ethics is available on our website at http://investors.cinemark.com under the “Corporate Governance” tab.

BOARD COMMITTEES

Our Board currently has five standing committees – Audit Committee, Compensation Committee, Governance Committee, Strategic Long-Range Planning Committee and the New Ventures Committee. The current composition of each of the committees is set forth below:

Name of Director	Audit	Compensation	Governance	Strategic Long-Range Planning	New Ventures
Darcy Antonellis	Member
Benjamin Chereskin		Member		Chair
Nancy Loewe	Member		Member
Lee Roy Mitchell					Chair
Steven Rosenberg	Member		Chair
Enrique Senior				Member	Member
Carlos Sepulveda	Chair	Member		Member
Raymond Syufy				Member	Member
Nina Vaca		Chair	Member
Mark Zoradi

Audit Committee	Number of Meetings Held During 2017: 4 Number of Decisions by Consent During 2017: 1

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. See Mr. Sepulveda’s biography on page 12 for further information regarding his qualifications to be an “audit committee financial expert”.

The Audit Committee is governed by the Audit Committee Charter which sets forth the purpose and responsibilities of this committee.

Functions:

The functions of the Audit Committee include the following:

•	assisting the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our systems of internal control and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;
•	approving the report required by the SEC for inclusion in our annual proxy or information statement;
•	appointing, retaining, compensating, evaluating and replacing our independent registered public accountants;
•	approving audit and non-audit services to be performed by the independent registered public accountants;
•	establishing procedures for the receipt, retention and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through the whistleblower hotline; and
•	performing such other functions as the Board may from time to time assign to the Audit Committee.

The Audit Committee meets on a quarterly basis with Company management and Deloitte, to discuss among other items, the earnings press release related to the quarter and the year (as applicable), the Company’s financial statements for the respective period and any changes in significant accounting policies and its impact on the Company’s financial statements. Twice a year, the Audit Committee is updated by Company management on the Company’s cybersecurity risks and processes and controls in place to address and manage those risks. The Audit Committee also meets, on a periodic basis, with Deloitte in executive sessions without the presence of members of management.

The Board has delegated its authority to approve related party transactions to the Audit Committee. The Company’s written policy regarding approval of related party transactions provides that, management must present to the Audit Committee all potential related party transactions including the nature of the transaction, material terms and the maximum dollar value of the transaction. The Audit Committee approves based upon the determination whether the transaction is fair and in the best interest of the Company. See Certain Relationships and Related Party Transactions on page 57 for further details on the approval of related party transactions.

Approval of Audit and Non-Audit Services:

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a sub-committee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such sub-committee is presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all fees for 2017 noted in the table below.

Fees Paid to Independent Registered Public Accounting Firm:

We paid the following fees (in thousands) to Deloitte and its affiliates for professional services rendered by them during 2017 and 2016, respectively:

Fees	2017	2016
Audit	$1,784.9	$1,640.1
Audit Related	$6.6	$82.5
Tax(1)	$145.5	$283.9
Other	$-	$-
Total	$1,937.0	$2,006.5

(1) Fees primarily include transfer pricing studies and tax compliance services.

Audit Committee Report

Our committee has reviewed and discussed with management the Company’s audited financial statements for 2017. We have discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standard No. 1301, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards. We have received the written disclosures and the letter from Deloitte as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Deloitte its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in the Company’s 2017 Form 10-K for filing with the SEC.

Respectfully submitted,

Carlos Sepulveda (Chair)

Steven Rosenberg

Darcy Antonellis

Nancy Loewe

Compensation Committee	Number of Meetings Held During 2017: 5 Number of Decisions by Consent During 2017: 3

Each member of the Compensation Committee satisfies the standards for independence of the NYSE as they relate to compensation committees, qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”) and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Compensation Committee is governed by the Compensation Committee Charter, which sets forth the purpose and responsibilities of this committee.

Functions

The functions of the Compensation Committee include the following:

•	making recommendations to the Board on the Company’s general compensation philosophy and objectives and on all matters of policy and procedures relating to executive compensation;
•	reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, and determining and approving the CEO’s compensation level;

•	determining and approving the compensation of the other executive officers;
•	administering (to the extent such authority is delegated to the Compensation Committee by the Board) the incentive compensation and equity-based plans and recommending to the Board any modifications of such plans;
•	validating and approving the achievement of performance levels under the Company’s incentive compensation plans;
•	reviewing, recommending, and discussing with management the CD&A section included in the Company’s annual proxy statement; and
•	developing a succession planning program for the CEO and senior management.

Governance Committee	Number of Meetings Held During 2017: 0 Number of Decisions by Consent During 2017: 1

The Governance Committee is composed solely of directors who satisfy all criteria for independence under the rules of the NYSE. The Governance Committee is governed by the Governance Committee Charter setting forth the purpose and responsibilities of this committee.

Functions

The functions of the Governance Committee include the following:

•	identifying individuals qualified to become Board members and evaluate candidates for Board membership, including those recommended by stockholders in compliance with the Company’s by-laws;
•	recommending to the Board the director nominees for election or to fill any vacancies and newly created directorships on the Board;
•	identifying and recommending to the Board members qualified to fill any vacancies on a committee of the Board;
•	developing and recommending to the Board a set of corporate governance guidelines and reviewing and reassessing the adequacy of such guidelines at least annually;
•	overseeing the Board’s annual self-evaluation process and the Board’s evaluation of management;
•	periodically reviewing the criteria for the selection of new directors to serve on the Board and recommending any proposed changes to the Board for approval;
•	periodically reviewing and making recommendations regarding the composition and size of the Board;
•	periodically reviewing and making recommendations regarding the composition, size, purpose, structure, operations and charter of each of the Board’s committees, including the creation of additional committees or elimination of existing committees;
•	annually recommending to the Board the chairpersons and members of each of the Board’s committees; and
•	reviewing and reassessing the adequacy of the Governance Committee Charter on an annual basis and recommend any proposed changes to the Board for approval.

DIRECTOR COMPENSATION

The compensation of the non-employee directors for 2017 was governed by our Third Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”) adopted by the Board in February 2017. A non-employee director is one who is not (i) an employee of the Company or any of our subsidiaries, or (ii) an employee of any of the Company’s stockholders which has contractual rights to nominate directors. Therefore, Messrs. Mitchell and Zoradi did not receive any compensation for their services on the Board in addition to their employee compensation. See the compensation tables beginning on page 41 for the compensation paid to Messrs. Mitchell and Zoradi.

In early 2017, Pearl Meyer, our independent compensation consultant, was engaged to conduct a competitive market assessment of our director compensation program. To better align with market median practices and to reflect the intensifying workload for directors, increases were adopted for our Lead Independent Director ($25,000 to $35,000), Compensation Committee Chairperson ($10,000 to $15,000), and members of both the Compensation ($5,000 to $10,000) and Governance ($5,000 to $7,500) Committees. The base director retainer and retainers associated with the other committees remain unchanged. Each non-employee director received the following annual cash retainers, as applicable, for services as a Board member during 2017:

(a)	a base director retainer of $60,000;
(b)	additional retainer of $35,000 for the non-employee director who serves as the lead independent director;
(c)	additional cash retainer for services on the committees as follows:

Committee	Chairperson	Member

Audit	$20,000	$10,000

Compensation	$15,000	$10,000

Governance	$10,000	$7,500

Strategic Long-Range Planning	$10,000	$5,000

New Ventures	$10,000	$5,000

Annual cash retainers are paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. All directors are reimbursed for travel related expenses incurred for each Board meeting they attend.

In addition to the annual cash retainers, the non-employee directors received an annual grant of restricted stock valued at $115,000 which was increased from $110,000. The number of shares of restricted stock issued was determined by dividing $115,000 by the closing price of Common Stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the grant date subject to continued service to the Company through the vest date.

The following table sets forth summary information regarding the compensation of our non-employee directors for 2017.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total

Darcy Antonellis	$70,000	$114,968	$3,515	$188,483

Benjamin Chereskin	$80,000	$114,968	$3,515	$198,483

Nancy Loewe	$42,115	$114,968	$1,637	$158,720

Steven Rosenberg	$80,000	$114,968	$3,515	$198,483

Enrique Senior	$70,000	$114,968	$3,515	$188,483

Carlos Sepulveda	$130,000	$114,968	$3,515	$248,483

Raymond Syufy	$70,000	$114,968	$3,515	$188,483

Nina Vaca	$82,500	$114,968	$3,515	$200,983

(1)	Includes all annual cash retainers, as applicable. Nancy Loewe’s fees were paid beginning on May 25, 2017.
(2)	The grant date fair values were calculated based upon the closing price of Common Stock on June 15, 2017 of $40.74 per share. This calculation is in accordance with FASB ASC Topic 718.
See footnote 14 to the Company’s 2017 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.
At December 31, 2017, each of the directors owned 2,822 shares of restricted stock. See Security Ownership of Certain Beneficial Owners and Management table on page 55 for total stock ownership of each of the directors.
(3)	The amounts reported are dividends paid during 2017 on the shares of unvested restricted stock granted in 2016 and 2017.

Stock Ownership Guideline:

In 2017, the Board adopted the Stock Ownership Guideline (the “Guideline”) applicable to non-employee directors and certain executive officers. Under the Guideline, a non-employee director has to retain Common Stock ownership equal in value to at least five times the value of the director’s annual cash retainer for that year. Each director must satisfy his or her applicable Guideline level within five years from the date of adoption of the Guideline. The Common Stock that counts towards satisfaction of the Guideline include Common Stock owned outright, Common Stock held in trust for the benefit of the director or his or her family member residing in the same household, unvested restricted stock or performance-based awards that have been earned based upon certification by the Compensation Committee but are subject to further time-based vesting.

ITEM TWO — RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte as the Company’s independent registered public accounting firm for 2018. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte as the independent registered public accounting firm for 2018.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION

OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2018.

ITEM THREE — ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board believes that we have created a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder approval. Accordingly, we are seeking approval of the compensation paid to our NEOs for 2017 as disclosed in this proxy statement in the CD&A, the compensation tables and the narrative discussion following the compensation tables.

At the annual meeting of stockholders held in May 2017, approximately 90% of our stockholders present in person or represented by proxy and entitled to vote at the annual meeting approved the 2016 say-on-pay. The Compensation Committee reviewed the results of the 2016 say-on-pay vote. Given the high stockholder approval, the Compensation Committee did not make any changes to the structure of our executive compensation program but calibrated it to better align with our compensation philosophy.

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. It details our compensation philosophy, the structure of the compensation program and the ways in which the philosophy is implemented generally, as well as, specifically for individual performers.

EXECUTIVE OFFICERS

Our NEOs for 2017 were the following executives:

Name	Age	Position
Lee Roy Mitchell	81	Executive Chairman of the Board
Mark Zoradi	64	Chief Executive Officer; Director
Sean Gamble	43	Chief Operating Officer; Chief Financial Officer
Valmir Fernandes	57	President-Cinemark International
Michael Cavalier	51	Executive Vice President-General Counsel and Secretary

Lee Roy Mitchell is the founder of the Company. He has served as our Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President–Purchasing, of the Company. Mr. Mitchell currently serves on the board of directors of NCMI.

Mark Zoradi has served as our director since June 2015 and our CEO since August 2015. Mr. Zoradi spent 30 years at Disney, one of the world’s leading producers and providers of entertainment, in various positions including serving as the President of Walt Disney Studios Motion Picture Group. Mr. Zoradi’s positions at Disney included serving as the General Manager of Buena Vista Television and President of Buena Vista International with responsibility for the international theatrical and home entertainment marketing and distribution of Disney, Touchstone and Pixar films. Mr. Zoradi also served as the President and COO of Dick Cook Studios, a new media and entertainment company, from January 2011 until July 2014 and the COO of Dreamworks Animation SKG, Inc. from August 2014 until January 2015.

Sean Gamble has served as our COO and CFO since January 2018 and as our Executive Vice President and CFO since August 2014. Prior to joining Cinemark, from February 2009 until April 2014, Mr. Gamble worked for the Comcast Corporation as Executive Vice President and CFO of Universal Pictures within NBCUniversal, one of the world’s leading media and entertainment companies. He joined Comcast after 15 years at the General Electric Company, a multinational conglomerate providing energy, health, transportation and financial services solutions, where he held multiple senior leadership positions, including CFO of GE Oil & Gas’ Equipment business based in Florence, Italy from May 2007 until January 2009.

Valmir Fernandes has served as our President of Cinemark International, L.L.C. since March 2007 and has been with Cinemark for more than 20 years.

Michael Cavalier has served as our Executive Vice President-General Counsel and Secretary since February 2014 and as our Senior Vice President-General Counsel and Secretary since January 2006. He has been with Cinemark for more than 20 years.

EXECUTIVE SUMMARY

We delivered in 2017 our third consecutive year of all-time highs across our global platform

On the heels of our record-breaking performance in both 2015 and 2016, we achieved another year of record financial results. Our domestic operations over-indexed the North American industry box office by 90 basis points for the full year, in spite of having an average of 148 screens closed per day over the course of the year due to recliner conversions. Internationally, in 2017, despite challenging headwinds from a reduced volume of animated content and local product, our international admission revenues grew by nearly 7%.

ONE-YEAR GROWTH

FYE 2016 - FYE 2017

2.5%	3.6%	3.2%	2.5%

Revenue $2,991.6 million	Net Income[1,2] $264.2 million	Diluted EPS[2] $2.26	Adjusted EBITDA[3] $723.8 million

1 Attributable to Cinemark Holdings, Inc.

2 Includes impact of new tax reform legislation enacted in December 2017 and effective beginning with 2017.

3 See footnote 18 to the Company’s 2017 Form 10-K for reconciliation of net income to Adjusted EBITDA.

Our financial results over the past five years indicate solid performance and long-term growth

The achievements in 2017 mark 8 out of the past 9 years of industry outperformance and exemplifies our consistent financial performance. The chart below provides Cinemark’s growth in key financial categories over the past 5 years:

FIVE-YEAR GROWTH

FYE 2012 - FYE 2017

20.9%	56.4%	53.7%	21.3%

Revenue	Net Income[1,2]	Diluted EPS[2]	Adjusted EBITDA[3]

1 Attributable to Cinemark Holdings, Inc.

2 Includes impact of new tax reform legislation enacted in December 2017 and effective beginning with 2017.

3 See footnote 18 to the Company’s 2017 Form 10-K for reconciliation of net income to Adjusted EBITDA.

Our return to stockholders relative to our Theatre Peers has been strong over the past five years

We compare our Total Stockholder Return (“TSR”) against our direct competitors in the movie exhibition industry (referred to as the “Theatre Peers”). Our Theatre Peers for 2017 included the three publicly-held companies in our industry, namely, Regal Entertainment Group (RGC), AMC Entertainment Holdings, Inc. (AMC) and IMAX Corporation (IMAX). For purposes of evaluating our fiscal performance over five years as of FYE 2017, we believe that this peer group is an appropriate benchmark since we directly competed with these companies for business and investor capital. As compared to our Theatre Peers, our TSR (with dividends reinvested) for the one-year and cumulative three-year and cumulative five-year periods as of FYE 2017 has been as follows:

	1 Yr. TSR	3 Yr. TSR	5 Yr. TSR
Cinemark	(6.2%)	7.0%	53.9%
AMC	(52.7%)	(33.2%)	N/A
Regal(1)	16.0%	20.1%	103.4%
IMAX	(26.3%)	(25.1%)	3.0%
S&P 500	21.8%	38.3%	108.1%
Theatre Peers (2)	(54.1%)	(50.9%)	41.4%

(1)	RGC stock price has been positively impacted by its all-cash acquisition by Cineworld, at a premium of 43.2% over its 30-day weighted average stock price of $16.06.
(2)	AMC’s initial public offering occurred on December 13, 2013. For purposes of the table above, the one-year and three-year TSR for the Theatre Peers include AMC, RGC and IMAX and the five-year TSR for the Theatre Peers only includes RGC and IMAX.

Our cumulative total return between FYE 2012 and FYE 2017 as compared to our Theatre Peers and S&P 500 is presented below.

CUMULATIVE TOTAL RETURN Based upon initial investment of $100 on December 31, 2012 with dividends reinvested Cinemark Holdings Inc. S&P © 500 AMC (1) RGC IMAX SOURCE: Yahoo! Finance & Company

COMPENSATION PHILOSOPHY

Our compensation philosophy is designed to recognize and reward contributions of all employees, including our executives. In addition to performance-driven compensation, we offer competitive annual base salary and a comprehensive benefits package. We believe our compensation practices motivate our employees to build long-term stockholder value. In keeping with this philosophy, our executive compensation program is designed to:

•	Attract and retain top talent by competing effectively for the highest quality people who will determine our long-term success;

•	Pay-for-performance by aligning compensation with the achievement of both short-term and long-term financial objectives that build stockholder value;

•	Motivate performance with appropriate risk-taking; and

•	Recognize the role and responsibility of the individual in the Company’s performance

The majority of our executive compensation is in the form of compensation that is variable and “at-risk”

A core principle of our executive compensation program is to provide a significant percentage of the total compensation as variable, performance-based and “at-risk” balanced with the nature and responsibility of the position. This ensures executive compensation is tied to the financial success of the Company and the performance of our Common Stock. The presentations below show the percentage of performance-based compensation of the target total compensation for Mr. Zoradi and for our other NEOs as a group, for 2017.

The mix of the variable and fixed components of compensation for the NEOs for 2017 were as follows:

	Variable Components	Fixed Components

CEO	75%	25%

All NEOS (except CEO)	61%	39%

CEO Benefits [PERCENTAGE] salary [PERCENTAGE] cash bonus target [PERCENTAGE] total equity target [PERCENTAGE]ALL OTHER NEOS Benefits [PERCENTAGE] salary [PERCENTAGE] cash bonus target [PERCENTAGE] total equity target [PERCENTAGE] Target Total Compensation Mix for 2017

Our executive compensation program reflects a strong pay-for-performance alignment including individual contributions to Company and business unit performance

Our incentive programs, both short and long-term, are structured to ensure that target payouts are achieved based on goals that continue to encourage performance that exceeds industry standards. The combination of performance-focused elements of our compensation program and retention enables us to deliver long-term value creation for our stockholders.

Cash Bonus:

Cash bonus for the year is based not only on the Company achieving pre-set goals but also on individual targets which are consistent with the role, responsibilities and performance of the individual in the prior years. Accordingly, target bonus percentages vary among the NEOs. The target cash bonus for Messrs. Mitchell and Zoradi are higher than that of the other NEOs and that for Mr. Fernandes is based 50% on the performance of our international segment. Also, in 2017, Mr. Gamble’s target cash bonus was increased due to his performance the past couple of years since his hiring in 2014, market norms and internal pay equity.

The cash bonus weightings and the individual targets (as percentages of base salaries) for 2017 and the individual targets for 2016 for each of the NEOs is provided in the following table.

NEO	Bonus Weighting		Target (% of Base Salary)
	Worldwide	Corporate International	2017	2016

Lee Roy Mitchell	100%	-	100%	100%

Mark Zoradi	100%	-	100%	100%

Sean Gamble	100%	-	85%	75%

Michael Cavalier	100%	-	85%	85%

Valmir Fernandes	50%	50%	85%	85%

We consistently encourage performance and strive to outperform our peers. To support this performance-driven culture that strives to “raise the bar” and drive accountability, for 2017, the Compensation Committee raised the level of Company achievement for maximum payout of the cash bonus to 108% of target Adjusted EBITDA from 105% of target Adjusted EBITDA for 2016. For Mr. Zoradi, the level for his maximum payout for 2017 was further raised to 110% of the target Adjusted EBITDA compared to 108% for all other NEOs.

Given the varying individual target cash bonus opportunities and differentiated levels of maximum payouts, Mr. Zoradi received 139% and Mr. Fernandes received 124.7% of their respective target cash bonus payouts while each of Messrs. Mitchell, Gamble and Fernandes received 148.8% of their respective targets.

Long-term Equity Incentive Awards:

Long-term equity incentive awards also encourage performance and alignment with long-term stockholder interests. The realizable value of our long-term equity incentive awards is tied to Company stock price at a future date and Company performance over a period of time. Long-term equity incentive awards are commensurate with individual’s position within the Company, however, Mr. Mitchell does not receive any long-term equity incentive award due to his substantial ownership as the founder of the Company.

The long-term equity incentive awarded to all NEOs has historically been split 50% between time-based restricted stock and performance-based restricted stock units. However, in 2017, the Compensation Committee split Mr. Zoradi’s long-term equity incentive award at the target level as 75% performance-based restricted stock units and 25% as time-based restricted stock.

To better align with our compensation philosophy and evolving market competitive rates, the target long-term equity incentive awards (as percentages of base salary) were increased for Messrs. Zoradi, Gamble and Cavalier and were as follows for all NEOs:

NEO	Percentage of Base Salary
	2017	2016
Lee Roy Mitchell	N/A	N/A
Mark Zoradi[1]	225%	200%
Sean Gamble	150%	125%
Michael Cavalier	135%	125%
Valmir Fernandes	125%	125%

(1)	In 2016, Mr. Zoradi was awarded a special equity grant of performance shares issued as restricted stock units ($400,000) for his service as the CEO in 2015. The percentage for 2016 does not include the value of the special grant.

Additionally, the Compensation Committee raised the IRR goals for the 2017 performance-based awards from those for the 2016 awards. The IRR goals for the 2017 performance-based awards, as compared to those for the 2016 awards, are as follows with straight-line interpolation used to determine payout between threshold, target and maximum goals:

Performance Metric and Payout		Goals

		Threshold	Target	Maximum

IRR	2017	7.0%	9.5%	13.0%
	2016	6.0%	8.0%	10.0%
Percentage of Individual Target Payout		50%	100%	150%

We attract and retain top talent while driving above-industry performance

Our employees are our most valuable asset. The majority of our executives have been with the Company for many years and have significant industry experience. Retention is therefore a key objective of our compensation package and we set a competitive target compensation based on surveys of industry peers. See The Process of Setting Executive Compensation – Use of Peer Review in Setting Our Executive Compensation on page 33 for a discussion of the Company’s peer review of compensation. To better align with market median standards, the Compensation Committee approved the following base salaries for 2017, and increases from 2016, for each of the NEOs:

NEO	Base Salary		Change
	2017	2016

Lee Roy Mitchell	$ 958,645	$ 930,723	3%

Mark Zoradi	$ 950,000	$ 816,000	16%

Sean Gamble	$ 525,000	$ 482,040	9%

Michael Cavalier	$ 500,000	$ 462,264	8%

Valmir Fernandes	$ 508,000	$ 493,782	3%

We align executive wealth with long-term performance of the Company

Stock Ownership Guideline: In 2017, our Board adopted the Guideline which applies to the NEOs and all officers with the title of Executive Vice President. Under the Guideline, the CEO has to retain Common Stock ownership equal in value to at least five times his base salary and the other applicable executives must retain ownership equal in value to at least two times their respective base salaries. Each executive officer must satisfy his or her applicable Guideline level within five years from the adoption of the Guideline. The Common Stock that count towards satisfaction of the Guideline include Common Stock owned outright, Common Stock held in trust for the benefit of the executive officer or his or her family member residing in the same household, unvested restricted stock and unvested performance-based awards that have been earned based upon certification by the Compensation Committee but are subject to further time-based vesting.

Anti-Pledging; Anti-Hedging: We prohibit our NEOs and those employees covered by the Supplemental Insider Trading Policy to trade in puts, calls or other derivative securities with respect to Company securities and short sales of Company securities. The covered employees may not also hold Company securities in a margin account, and may not, without prior approval, pledge Company securities as collateral for any other loan (unless the covered person can clearly demonstrate the financial capacity to repay the non-margin loan without resorting to the pledged securities). Our Supplemental Insider Trading Policy also prohibits certain forms of hedging transactions, such as zero-cost collars and forward sale contracts.

Double-Trigger: The Company has entered into employment agreements with the NEOs that include compensation in the event of a change in control. The change in control payment provision is subject to a “double trigger” acceleration which we believe is in the best interest of the Company. Payout upon a change in control will occur only if the NEO’s employment is involuntarily terminated, without cause, or where the NEO terminates employment for good reason, within one year of the change in control event.

We limit perks

We provide very limited perks. We provide benefits and perquisites to our NEOs that are substantially the same as those offered to our other employees at or above the level of Vice President. The perquisites that may be available in addition to those available to our other employees are of de minimis amounts except our reimbursement of Mr. Zoradi for certain personal expenses, pursuant to his employment agreement, in the amount of $30,000 annually.

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s cash compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($18,000 for 2017, $18,000 for 2016 and $18,000 for 2015). In 2017, participants over the age of 50 could contribute an additional $6,000.

In 2017, we made an annual discretionary matching contribution up to a maximum of 5.25% of the employee’s annual cash compensation to the 401(k) Plan, subject to the limits specified by Section 402(g) of the Code. In 2017, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Beginning 2017, our discretionary matching contributions are paid quarterly and vest immediately.

THE PROCESS OF SETTING EXECUTIVE COMPENSATION

Role of the Compensation Committee and the Compensation Consultant: The Compensation Committee oversees and provides strategic direction to management regarding all aspects of our pay program for senior executives. It sets the compensation of the CEO and the non-CEO NEOs. If deemed appropriate, the Compensation Committee advises the Board of its determination of the compensation of the CEO and certain other executive officers, prior to its implementation. But, while the Compensation Committee may consider input provided by the Board, the compensation decisions and determinations are made solely by the Compensation Committee.

During 2017, the Compensation Committee continued to engage Pearl Meyer as its independent compensation consultant. The Compensation Committee determined the independence of Pearl Meyer using the NYSE listing standards regarding independence of compensation consultants. Pearl Meyer evaluates the competitiveness of the design of the Company’s executive compensation program, including that for directors and recommends appropriate changes; reviews the competitiveness of the compensation of individual NEOs and certain other executive officers; evaluates market pay data and competitive-positioning; provides analyses and inputs on program structure, performance measures, and goals; provides updates on market trends and the regulatory environment as it relates to executive compensation; reviews various management proposals presented to the Compensation Committee related to executive compensation and provides objective analysis and recommendations; and works with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholder interests. Pearl Meyer does not perform other services for Cinemark, and will not do so without the prior consent of the Compensation Committee. Pearl Meyer meets with the Compensation Committee, outside the presence of management, in executive sessions.

Role of Management and the CEO in Setting Executive Compensation: The Compensation Committee solicits the views of our CEO when making compensation decisions for his direct reports. The CEO may also provide input to the Compensation Committee regarding performance metrics and the setting of appropriate performance targets for executives who report directly to him. The CEO however, does not make recommendations to the Compensation Committee about his own compensation and none of our executive officers are involved in the Compensation Committee’s determination of their own compensation.

Use of Peer Review in Setting Our Executive Compensation: The Compensation Committee believes the management team’s compensation should be aligned to similarly situated executives within a peer group of companies in order to attract, retain and motivate the highest caliber executive management team critical to our long-term success. While we do not rely solely on benchmark compensation to establish target pay levels, Pearl Meyer conducts a review, annually, of the compensation programs of peers selected based on size appropriate comparators operating in entertainment and retail industries (the “Peer Group”). We believe the resulting peer group provides the Compensation Committee with a valid comparison for the Company’s executive compensation program. In 2017, our Peer Group remained the same as for 2016. A blended market data using the most recent proxy data and survey information provided by Pearl Meyer was used by the Compensation Committee to determine 2017 compensation for each of the NEOs.

Our Peer Group for 2017 were as follows:

AMC Entertainment Holdings, Inc.	IMAX Corporation

AMC Networks Inc.	Lions Gate Entertainment Corp.

Brinker International, Inc.	Live Nation Entertainment, Inc.

Carmike Cinemas, Inc.	Panera Bread Company

Cineplex, Inc.	Regal Entertainment Group

Discovery Communications, Inc.	Scripps Networks Interactive, Inc.

DreamWorks Animation SKG Inc.	Six Flags Entertainment Corporation

DESIGN OF OUR EXECUTIVE COMPENSATION PROGRAM

The design of our executive compensation program is consistent with the compensation structure used in our industry:

•	base salary;
•	performance-based cash bonus;
•	long-term equity incentive awards;
•	standard benefits; and
•	limited perks

Base salary and benefits are the only fixed components of our compensation program. Cash bonus and long-term equity incentive awards are the variable/performance-based components of our compensation. We believe the allocation between fixed and variable/ performance-based components offers a competitive compensation program while appropriately mitigating risk.

The following chart summarizes the components and associated objectives of our executive compensation program:

Pay Element			Objective	Performance Metric and Payment
Fixed	Annual	Base Salary	Fixed pay to recognize individual’s role and responsibilities	Individual performance and market competitiveness
Variable	Annual	Annual Cash Bonus	Achieve annual goals measured in terms of financial performance	Adjusted EBITDA @Threshold, Target, Maximum Pro rata payment
	Long-Term	Restricted Stock	Retain executive talent	Increase in value of Common Stock Time-based; 4 year vesting
		Restricted Stock Units	Align NEO’s interests with stockholders; long-term Company growth	IRR Pro rata payment based on 2 year Company performance + 2 year service

ANALYSIS OF THE DESIGN OF OUR EXECUTIVE COMPENSATION PROGRAM

Fixed Components

Base Salary:

Base salary component of our compensation program is designed to attract and retain key talent. Base salaries are determined by the Compensation Committee based on a variety of factors including:

•	Nature and responsibility of the position;
•	Expertise of the executive and competition in the market for the executive’s services;
•	Potential for driving the Company’s success in the future;
•	Peer Group compensation data;
•	Performance reviews and recommendations of the CEO (except in the case of his own compensation); and
•	Other judgmental factors deemed relevant by the Compensation Committee

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above.

The Company has employment agreements with each NEO. Under the employment agreements, the base salaries are subject to annual review by the Compensation Committee and can be increased but not decreased.

Variable Components/Performance Compensation

The awards for 2017, as discussed in this proxy statement, for cash bonus and long-term equity incentive were made pursuant to the Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”) and

the 2006 Amended and Restated Long Term Incentive Plan (the “Incentive Plan”) respectively. Both the Bonus Plan and the Incentive Plan have been replaced by the 2017 Omnibus Plan (the “Omnibus Plan”) which the stockholders approved effective May 25, 2017. Therefore, all cash bonus and long-term equity incentive awards beginning May 25, 2017 have, and will be, awarded pursuant to the Omnibus Plan.

Cash Bonus:

We provide participants to our Bonus Plan an opportunity to earn a cash bonus tied to annual Company performance, measured against pre-established performance metrics set for the year by the Compensation Committee. This opportunity is intended to compensate participants for achieving short-term financial and operational goals of the Company with individual targets based on the participant’s position and potential contribution to the achievement of the Company’s goals. The goals are established in writing by the Compensation Committee, with the expectation that attainment of these goals would require significant effort in light of the current business environment.

How does the cash bonus program work?

In order to qualify the cash bonus as fully tax deductible to the Company per Section 162(m) of the Code, the Compensation Committee sets the Company’s target performance metric for the year and the target cash bonus for each NEO (as a percentage of base salary) before the end of the first 90 days of the year.

A participant’s target cash bonus is a percentage of his/her base salary. In setting the target cash bonus percentages of each NEO, the Compensation Committee takes into consideration the Peer Group data and such other factors as deemed relevant, such as the individual’s potential contribution to the Company’s performance, the individual’s prior performance, overall market conditions, market variables in a specific sector, and recommendations from the CEO (except for himself).

Each participant is entitled to receive a ratable portion of the participant’s target cash bonus based upon the Company’s level of achievement, within the range of threshold and maximum percentages, of the target performance metric set by the Compensation Committee. The actual amount of cash bonuses paid, if any, may result in a cash bonus that is greater or less than the stated individual target (and could be zero) depending on whether, and to what extent, the applicable performance metric and other conditions are satisfied.

How does the Compensation Committee set the Company’s pre-established performance metric?

Although our Bonus Plan permits the consideration of various performance metrics for the year, the Compensation Committee has set performance goals in terms of Adjusted EBITDA which is regarded as a key performance determinant of a company in our industry and highly correlated to long-term stockholder value.

The Adjusted EBITDA goals are set based on Company’s approved annual budget.

At the end of the year, in order to determine the level of cash bonus, Adjusted EBITDA is adjusted for the following factors:

1.	Addbacks for severance, cash bonus accruals and other unusual expenses such as accounting changes;
2.	Variance between the actual North American industry box office and the industry forecast used to set the Adjusted EBITDA target at the beginning of the year; and
3.	Foreign currency exchange volatility

The North American industry box office performance meaningfully impacts our Adjusted EBITDA due to its effect on attendance-driven revenues and costs. However, the Compensation Committee recognizes that this factor is largely outside the Company’s control. The Compensation Committee, therefore, may modify the Adjusted EBITDA target (up or down) to address the industry box office performance. Additionally, Adjusted EBITDA is impacted by foreign exchange volatility which affects the translation of local currency Adjusted EBITDA of our Latin America business, into U.S. dollars. Foreign exchange can vary significantly relative to our assumptions and, similar to North American industry box office, is subject to non-performance related factors. As such, to limit the non-forecasted impact of foreign exchange, the Compensation Committee has adopted a +/-5% collar so that foreign exchange fluctuation outside of the collar would not impact payout. While cash bonus payouts for the domestic employees, including Mr. Zoradi, is based 100% on the worldwide Adjusted EBITDA, for U.S.-domiciled international team employees, including Mr. Fernandes, bonus payout is based 50% on the worldwide Adjusted EBITDA and 50% on international Adjusted EBITDA, both adjusted as discussed above including the +/-5% FX collar.

How do we measure performance and determine cash bonus payouts after the year?

Prior to making any payouts, the Compensation Committee assesses and certifies the Company’s performance for the bonus year in the first quarter of the payout year which follows the bonus year. In its assessment, in addition to the adjustments discussed above, the Compensation Committee may make further adjustments as permitted by the Bonus Plan. Such adjustments include, but are not limited to, factors such as changes in accounting principles and extraordinary, unusual or non-recurring events that were not included in the operating budget for the year being considered (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster). The Compensation Committee may, in its discretion, at any time, establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of the cash bonus (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Bonus Plan. The Compensation Committee may also take into account such other factors as it deems appropriate in administering any aspect of the Bonus Plan, including reducing the amount of the cash bonus at any time prior to payout based on such criteria as it shall determine, including, but not limited to, individual merit and the attainment of specified levels of one or any combination of the performance factors. However, the Compensation Committee cannot adjust upwards the cash bonus payable to a NEO or waive the achievement of a performance target requirement for a NEO except in the case of the death or disability of the executive or a change in control of the Company.

Cash Bonus for 2017

For 2017, the Adjusted EBITDA was set at a threshold of $608.1 million, target was $675.6 million and maximum was $729.7 million.

The graded scale of the payout for the 2017 cash bonus was as follows:

*Mr. Zoradi’s maximum payout of 150% of his individual target was set at a higher threshold compared to other NEOs. His maximum cash bonus was set at Company achieving 110% of the target domestic Adjusted EBITDA or $743.2 million compared to 108% for other NEOs.

The Company’s actual Adjusted EBITDA, as adjusted for the variance between actual and projected North American industry box office performance and foreign currency exchange fluctuations over the established cap, for 2017 was $728.6 million. This resulted in a payout at 148.8% of the individual target cash bonus for all participants, including Messrs. Mitchell, Gamble and Cavalier. However, given a higher goal for maximum payout, Mr. Zoradi received 139.0% of his individual target. Mr. Fernandes received 124.7% of his individual target due to the 50% split between worldwide and international Adjusted EBITDA.

Long-term Equity Incentive Compensation:

In addition to cash bonus, the Compensation Committee annually awards time-based and performance-based equity incentive compensation. Time-based equity compensation enables us to attract and retain highly qualified executive officers as leaders to ensure our continued success. Performance-based equity compensation encourages Company’s long-term growth and aligns the executive’s interests with the interests of our stockholders. Typically, grants to all eligible employees, including the NEOs, are made on the same day and, to avail of tax deductibility for performance-based awards, within the first 90 days of the year.

No stock options have been granted by the Company since 2004. The Compensation Committee has concluded that, at this time, time-based restricted stock and performance-based restricted stock units provide an appropriate balance between retention and performance.

The Compensation Committee determines the percentage split between time-based and performance-based awards taking into consideration various factors such as Company’s performance with respect to its industry competitors on a historical basis, individual leadership, contribution of individual executive officers to Company operations, and projected state of the economy over the performance period. Historically, the equity incentive award has been split 50%/50% between time-based and performance-based awards (at the target level) with the maximum potential of the performance-based awards at 150% of the value of the time-based restricted stock award. However, as discussed above, in 2017 the Compensation Committee awarded Mr. Zoradi performance-based awards the value of which (at the target level) was 75% of his total long-term equity incentive award.

Company Achieves 90% of Target Adjusted EBITDA($608.1 million) (Threshold) Company Achieves 100% of Target Adjusted EBITDA ($675.6 million) (Target) Company Achieves 108%* of Target Adjusted EBITDA ($729.7 million) (Maximum) Participant Receives 50% of Participant’s Target Payout Participant Receives 100% of Participant’s Target Payout Participant Receives 150% of Participant’s Target Payout

Restricted Stock. Restricted stock is awarded to eligible employees as a retention incentive. Grants of restricted stock are generally based upon a percentage of the eligible employee’s base salary. However, such grants could be subject to adjustment based on the individual employee’s performance during the previous year. All participants to our equity plan are eligible to receive restricted stock. Restricted stock grants typically vest 50% on each of the second and fourth anniversaries of the grant date subject to continuous employment through the vest dates.

Recipients of restricted stock awards are permitted to:

(i)	receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock, and

(ii)	to vote such Common Stock during the restriction period.

As of the Record Date, the Company’s dividend rate is $0.32 per common share per quarter.

Performance Awards. Performance awards can be granted in the form of restricted stock or restricted stock units although since 2008 the performance awards have only been granted as restricted stock units. The goals for the performance shares are based on one or more pre-established objective criteria that specify the number of shares of Common Stock covered by the performance award that will be issued (if the performance award is in the form of restricted stock unit) or shall vest (if the performance award is in the form of restricted stock) upon attaining the performance goals. After attainment of the performance goals, the underlying Common Stock is subject to additional time-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a restricted stock unit performance-based award will be accrued and paid to the recipient when the vesting conditions are satisfied.

Currently the performance goal is based on an implied equity value concept that measures the change in an IRR during a performance period. For restricted stock units granted from 2008 until 2013, the performance period was a three-year period with an additional one-year service requirement. Beginning in 2014, the Compensation Committee changed the performance period to a two-year period with an additional two-year service requirement. This change of the performance period was based on an annual re-evaluation of the Company’s growth, strategic plan and results delivered in the past years.

The implied equity value is based on a valuation model utilizing a multiple of Adjusted EBITDA (subject to certain specified adjustments) and other factors that produce a fundamental valuation of Cinemark equity. IRR represents the growth in this implied equity value during the performance period. The structure of the performance award program is similar to that of cash bonus. Each performance target underlying the performance awards has a threshold, target and maximum level and vest on a pro rata basis according to the IRR achieved during the performance period, with the maximum level equal to 150% of the individual’s target. The target IRR goal for the performance-based award is set by the Compensation Committee based on projected value creation with a substantial degree of difficulty to attain the performance level. The IRR for the performance period is calculated applying a 7.5% cap for fluctuation in foreign currency translation adjustments. The targets for the current year are established by the Compensation Committee within the first 90 days of the year. The number of shares of Common Stock an executive may receive upon the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of the IRR. If, at the end of the performance period, the Compensation Committee certifies that the performance target has been met, the shares of Common Stock underlying the restricted stock units are subject to an additional time-based vesting restriction contingent upon the employee’s continued service until the vest date. Straight-line interpolation is used to determine payout between threshold, target and maximum goals. As an example, if the Company achieves an IRR equal to 11%, the number of restricted stock units that will vest will be greater than the target but less than the maximum number that would have vested had the Company achieved the highest IRR.

Equity Incentive Compensation Awarded in 2017

In 2017, Mr. Zoradi’s long-term equity incentive award consisted of 75% performance-based restricted stock units and 25% time-based restricted stock for the total value of the equity award at 225% of his target total compensation for 2017.

The equity-based compensation for Messrs. Gamble, Fernandes and Cavalier remained at target with a 50% split between time-based restricted stock and performance-based restricted stock units.

The Compensation Committee reviews the IRR hurdle rates annually to reflect changes in the industry and better align with long-term expectations. Based on that review, the Compensation Committee set the IRR goals for 2017.

The IRR goals and the target payouts for the 2017 performance-based equity incentive grants were as follows:

The performance period for the 2017 grants is from January 1, 2017 to December 31, 2018. Once the Compensation Committee certifies the IRR achieved for the performance period, the award recipient must still satisfy an additional two-year service period until the anniversary of the grant date in February 2021.

IRR Certification for 2016 RSU Grant: On February 14, 2018, the Compensation Committee certified the IRR level of 7.2% was achieved by the Company for the vesting of the performance-based awards (in the form of restricted stock units) granted on February 19, 2016 (the “2016 Grant”). The performance period for the 2016 Grant was from January 1, 2016 to December 31, 2017. Based upon the IRR level achieved, the Compensation Committee determined that 86% of the target opportunity would vest for each grantee, subject to continuous employment through February 19, 2020. The following table provides the number of shares of Common Stock that are expected to vest for each of the NEOs in 2020:

Name	Restricted Stock Units to Vest

Mark Zoradi	35,617

Sean Gamble	8,823

Michael Cavalier	8,462

Valmir Fernandes	9,038

Compensation Risk Assessment

Our compensation program is designed to mitigate compensation related risk to the Company, both from a financial as well as from a reputational perspective. The Compensation Committee monitors whether the

IRR equal to or greater than 7% but less than 9. 5% (Threshold) IRR equal to or greater than 9.5% but less than 13% (Target) IRR equal to or greater than 13% (Maximum) Participant Receives 50% of Participant’s Target Payout Participant Receives 100% of Participant’s Target Payout Participant Receives 150% of Participant’s Target Payout

Company’s compensation programs encourage unnecessary or excessive risk taking. Upon such consideration the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a materially adverse effect on the Company. Below are some of the highlights of the Company’s compensation program which mitigate risks associated with compensation:

•	Balance of short and long-term growth and return objectives to reward overall performance without over-emphasizing a singular factor;
•	Measuring performance against objective financial metrics that link to the creation of value for our stockholders;
•	Linking vest of a significant portion of long-term equity incentive awards to performance over a period of time (with overlapping performance periods);
•	Validating pay-for-performance on an annual basis by stockholders; and
•	Compensation Committee having discretion to reduce but not adjust upward or waive achievement of performance targets for the cash bonus

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s 2017 Form 10-K, and the Board has approved the recommendation.

Respectfully submitted,

Nina Vaca (Chair)

Benjamin Chereskin

Carlos Sepulveda

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	628,189	N/A	7,352,287

Equity compensation plans not approved by security holders	-	-	-

Total	628,189	N/A	7,352,287

(1)	Represents unearned shares underlying restricted stock units, assuming the achievement of maximum performance goals.

Summary Compensation Table for 2017

The following table sets forth summary information concerning the total compensation earned by our NEOs for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lee Roy Mitchell Chairman of the Board	2017	958,645		-	1,426,464	21,586	2,406,695
	2016	930,723		-	1,396,085	21,122	2,347,930
	2015	912,474		-	1,368,711	21,603	2,302,788
Mark Zoradi Chief Executive Officer	2017	950,000		2,114,475	1,320,500	104,845	4,489,820
	2016	816,000		2,031,947	1,224,000	88,691	4,160,638
	2015	301,500		109,986	427,398	23,306	862,190
Sean Gamble Chief Operating Officer & Chief Financial Officer	2017	525,000		779,015	664,020	47,280	2,015,315
	2016	482,040		602,526	542,295	40,219	1,667,080
	2015	463,500		463,442	521,438	30,674	1,479,054
Michael Cavalier Executive Vice President – General Counsel & Secretary	2017	500,000		667,666	632,400	96,969	1,897,035
	2016	462,264		577,805	589,387	99,544	1,729,000
	2015	453,200		566,449	577,830	120,215	1,717,694
Valmir Fernandes President – Cinemark International	2017	508,000		628,178	538,455	103,858	1,778,491
	2016	493,782		617,206	629,572	107,576	1,848,136
	2015	484,100	132,128	605,054	485,100	131,524	1,837,906

(1)	See Analysis of the Design of Our Executive Compensation Program – Base Salary on page 34 for a discussion of how the base salary is determined. See Target Total Compensation Mix for 2017 on page 29 for the percentage of target total compensation for 2017 paid as base salary.

(2)	Mr. Fernandes’ target cash bonus is calculated based on the average of worldwide and international Adjusted EBITDA. In 2015, despite a record-setting performance, the international segment’s Adjusted EBITDA was adversely affected by the unusual foreign exchange translation adjustments occurring due to the substantial unforeseen currency devaluations across our Latin America operations. As a result, the portion of Mr. Fernandes’ cash bonus which was based on the international segment’s Adjusted EBITDA was impacted negatively. Had the currency impact been excluded, the portion of Mr. Fernandes’ cash bonus based on the international segment’s Adjusted EBITDA would have resulted in a payout of 150% of his individual target. Consequently, following our compensation philosophy of pay for performance, the Compensation Committee awarded Mr. Fernandes a discretionary bonus of the reported amount to adjust the portion of the cash bonus that was subject to the international segment’s Adjusted EBITDA to its maximum level. After the adjustment, Mr. Fernandes’s total cash bonus was 150% of his individual target level, consistent with other NEOs.

(3)	The reported amounts reflect the aggregate grant date fair values of the long-term equity incentive awards, at target as the most probable outcome, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See footnote 14 to the Company’s 2017 Form 10-K for a discussion of the assumptions used in determining the grant date fair values of these long-term equity incentive awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

The long-term equity incentive awards granted were restricted stock and restricted stock units. Similar to previous years, Mr. Mitchell was not awarded any equity due to his substantial equity ownership in the Company.

The grant date fair values were calculated based upon the closing price of Common Stock on February 14, 2017 of $42.37, February 19, 2016 of $29.36, and March 18, 2015 of $43.28 per share. The grant date fair value of the restricted stock granted to Mr. Zoradi in 2015 when he joined the Board as a director was based upon the closing price of Common Stock on June 15, 2015 of $41.63 per share.

As required by the rules of the SEC, the table below provides the grant date fair values of the restricted stock units at the maximum level of payment:

Name	2017	2016	2015
Lee Roy Mitchell	-	-	-
Mark Zoradi	$2,378,800	$1,823,961	-
Sean Gamble	$584,261	$451,880	$347,582
Mike Cavalier	$500,750	$433,354	$424,836
Valmir Fernandes	$471,133	$462,890	$453,791

The terms of the restricted stock and restricted stock units are discussed under Analysis of the Design of Our Executive Compensation Program – Long-term Equity Incentive Compensation beginning on page 37 and the footnote disclosures to the Grants of Plan-Based Awards in 2017 table. See also Target Total Compensation Mix for 2017 on page 29 for the percentage of target total compensation for 2017 granted as long-term equity incentive awards.

(4)	The reported amounts are the cash bonuses earned for the respective fiscal years. The cash bonuses earned for a fiscal year are paid in the first quarter of the following year subject to the attainment of performance targets set by the Compensation Committee at the beginning of the covered fiscal year. The cash bonuses were paid on February 27, 2018, February 24, 2017 and February 25, 2016 respectively. See Analysis of the Design of Our Executive Compensation Program – Cash Bonus beginning on page 35 for a discussion of how cash bonus is set. See also Target Total Compensation Mix for 2017 on page 29 for the percentage of the target total compensation paid as cash bonus.

(5)	The compensation reported in this column include the following:

Name	Fiscal Year	Annual Matching Contributions to 401(K) Savings Plan ($)	Life, Group and Disability Insurance Premiums Paid by Company ($)	Dividends Paid on Restricted Stock and Vested RSU(i) ($)	Other ($)
Lee Roy Mitchell	2017	14,175	7,411	-	-
	2016	13,912	7,210	-	-
	2015	13,913	7,690	-	-
Mark Zoradi	2017	14,175	13,959	46,711	30,000(ii)
	2016	13,912	13,337	31,442	30,000(ii)
	2015	-	3,173	1,321	18,812(iii)
Sean Gamble	2017	14,175	5,294	27,810	-
	2016	13,912	5,005	21,302	-
	2015	13,913	6,875	9,886	-
Michael Cavalier	2017	14,175	7,796	74,997	-
	2016	13,912	7,507	78,125	-
	2015	13,912	9,103	97,200	-
Valmir Fernandes	2017	14,175	9,898	79,786	-
	2016	13,912	9,672	83,993	-
	2015	13,913	13,996	103,615	-

(i)	Dividends paid on all outstanding restricted stock and dividends paid on restricted stock units at the time of issuance of the underlying Common Stock. The restricted stock units granted on March 29, 2013 vested on March 29, 2017 and the accrued dividends outstanding on the underlying Common Stock were paid.
(ii)	Annual personal expense allowance pursuant to Mr. Zoradi’s employment agreement.
(iii)	The Company paid $6,250 for Mr. Zoradi’s personal travel expenses and $12,562 for his moving expenses and rent.

For a narrative description of the amounts reported in the Summary Compensation Table for 2017, see Design of Our Executive Compensation Program and Analysis of the Design of Our Executive Compensation Program beginning on page 33 for a discussion of the various elements of compensation, including general description of the formula or criteria to be applied in determining the amounts payable, material terms of the long-term equity incentive awards, Grants of Plan-Based Awards 2017 table for details of the equity granted in 2017 and Discussion of the Terms of the Employment Agreements with Our NEOs beginning on page 47 for compensation pursuant to the terms of the respective employment agreements.

CEO Pay Ratio for 2017:

As a result of the recently-adopted rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, beginning with our 2018 proxy statement, the SEC requires annual disclosure of the ratio of the median of the annual total compensation of all of our employees (excluding the CEO) to the annual total compensation of our CEO, Mr. Zoradi.

We determined our median employee based on our employee population as of October 1, 2017 (the “Determination Date”) after excluding the employee populations of certain jurisdictions comprising 4.9% of our total employees as permitted by the de minimis exception of the applicable rules. The jurisdictions that were excluded, including the number of employees approximately in each such jurisdiction, are Costa Rica (187), Curacao (48), Ecuador (334), Guatemala (70), Nicaragua (32), Paraguay (86) and Peru (624), and together comprised 1,382 employees. As of the Determination Date, the total number of employees without the de minimis exception was approximately 28,339 employees and with the exception, approximately 26,957 employees.

To identify the median employee (excluding the CEO), we used the total cash compensation paid in 2017 to each of the 26,957 employees, whether employed on a full-time, part-time, seasonal or temporary basis. The cash compensation included base salary, cash bonus and benefits, the three most consistently applied compensation measures at Cinemark. We do not widely distribute long-term incentive awards so it was not included in the calculation of total compensation. We annualized the compensation for salaried new hires and salaried employees who were on a leave of absence by taking an employee’s compensation for the number of bi-weekly pay periods for which they were employed or actively employed and annualizing such amount for the full year of 26 pay periods. Except for the annualization as described, we did not make any assumptions, adjustments, or estimates with respect to total cash compensation.

Our median employee was identified as a Theatre Usher in the U.S. who is an hourly employee and worked approximately 535 hours during 2017. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for Mr. Zoradi as set forth in the Summary Compensation Table for 2017 above.

Mr. Zoradi’s annual total compensation for 2017 was $4,489,820 as reflected in the Summary Compensation Table for 2017. Our median employee’s total compensation for 2017 was $5,971. As a result, we estimate that Mr. Zoradi’s annual total compensation was approximately 752 times that of our median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with the applicable rules. The rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Grants of Plan-Based Awards in 2017

The following table specifies the grants of awards made under our cash bonus and equity incentive plans to the NEOs during and for 2017.

Name	Grant Date(1)	Approval Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards(5)	Grant Date FV of Stock Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Lee Roy Mitchell	2/27/18	2/14/18	$479,323	$958,645	$1,437,968	-	-	-	-	-
Mark Zoradi	2/27/18	2/14/18	$ 475,000	$950,000	$1,425,000	-	-	-	-	-
	2/14/17	2/14/17				18,715	37,429	56,144		$1,585,867
									12,476	$528,608
Sean Gamble	2/27/18	2/14/18	$ 223,125	$446,250	$669,375	-	-	-	-
	2/14/17	2/14/17				4,597	9,193	13,790		$389,507
									9,193	$389,507
Michael Cavalier	2/27/18	2/14/18	$ 212,500	$425,000	$637,500
	2/14/17	2/14/17				3,940	7,879	11,819		$333,833
									7,879	$333,833
Valmir Fernandes	2/27/18	2/14/18	$ 215,900	$431,800	$647,700
	2/14/17	2/14/17				3,707	7,413	11,120		$314,089
									7,413	$314,089

(1)	The payment date of the cash bonus and grant date of the long-term equity incentive awards.

(2)	The dates the Compensation Committee approved the payouts of the cash bonus and the grants of the long-term equity incentive awards.

(3)	See Analysis of the Design of Our Executive Compensation Program – Cash Bonus beginning on page 35 for a description of the cash bonus process under the Bonus Plan. See Compensation Philosophy – Cash Bonus on page 30 for the target bonus opportunities of each NEO for 2017. See Target Total Compensation Mix for 2017 beginning on page 29 for the percentage of target total compensation for 2017 paid as cash bonus. See Summary Compensation Table for 2017 on page 41 and the related footnote disclosure for the actual cash bonus amounts paid to each NEO for 2017.

(4)	On February 14, 2017, the Compensation Committee awarded Messrs. Zoradi, Gamble, Cavalier and Fernandes an aggregate maximum of 92,871 hypothetical shares of Common Stock as restricted stock units. The number of shares underlying each restricted stock unit award was determined by reference to the closing price of Common Stock on February 13, 2017 of $42.83 per share.

See Analysis of the Design of Our Executive Compensation Program – Long-term Equity Incentive Compensation – Performance Awards beginning on page 38 for a discussion of the terms of the restricted stock units.

Holders of restricted stock units receive dividends that are attributable to the underlying Common Stock to the extent such dividend is declared by our Board and the Common Stock is issued at the time of vest. The dividend is paid at the same rate the dividend is paid to other stockholders, which is currently $0.32 per share of Common Stock per fiscal quarter.

(5)	On February 14, 2017, the Compensation Committee awarded Messrs. Zoradi, Gamble, Cavalier and Fernandes an aggregate of 36,961 shares of restricted stock. The number of shares underlying each award was determined by reference to the closing price of the Common Stock on February 13, 2017 of $42.83 per share.

See Analysis of the Design of Our Executive Compensation Program – Long-term Equity Incentive Compensation – Restricted Stock on page 38 for a discussion of the terms of the restricted stock.

Holders of restricted stock receive non-forfeitable dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company. The current dividend rate is $0.32 per share of Common Stock per fiscal quarter.

(6)

The aggregate grant date fair values of restricted stock and restricted stock units were determined using the closing price of Common Stock on February 14, 2017 of $42.37 per share. Pursuant to the rules of the SEC, for purposes of the Grants of Plan-Based Awards in 2017 table the aggregate grant date fair values of restricted stock units were determined based upon the target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See footnote 14 to the Company’s 2017

Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

For a narrative description of the amounts reported in the Grants of Plan Based Awards in 2017, see Design of Our Executive Compensation Program and Analysis of the Design of Our Executive Compensation Program beginning on page 33 for a discussion of the various elements of compensation, including general description of the formula or criteria to be applied in determining the amounts payable, material terms of the long-term equity incentive awards, Grants of Plan-Based Awards 2017 table for details of the equity granted in 2017 and Discussion of the Terms of the Employment Agreements with Our NEOs beginning on page 47 for compensation pursuant to the terms of the respective employment agreements.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table lists the restricted stock and restricted stock units outstanding for each NEO as of December 31, 2017. There were no stock options outstanding for any NEO as of December 31, 2017.

			Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (10)
Lee Roy Mitchel	-	-	-	-
	12,476(1)	$434,414	-	-
Mark Zoradi	27,792(2)	$967,717	-	-
	20,708(5)	$721,053	-	-
	18,715(6)	$651,639	-	-
Sean Gamble	9,193(1)	$320,100	-	-
	10,261(2)	$357,288	-	-
	2,677(3)	$93,213	8,031(8)	$279,639
	5,130(5)	$178,638	-	-
	4,597(6)	$160,050	-	-
Michael Cavalier	7,879(1)	$274,347	-	-
	9,840(2)	$342,629		-
	3,272(3)	$113,931	9,816(8)	$341,793
	4,818(4)	$167,763	14,452(9)	$503,219
	4,920(5)	$171,314	-	-
	3,940(6)	$137,173	-	-
Valmir Fernandes	7,413(1)	$258,121	-	-
	10,511(2)	$365,993		-
	3,495(3)	$121,696	10,485(8)	$365,088
	5,146(4)	$179,184	15,438(9)	$537,551
	5,255(5)	$182,991	-	-
	3,707(6)	$129,060	-	-

(1)	The number of shares of restricted stock granted on February 14, 2017 which vest equally on February 14, 2019 and February 14, 2021.
(2)	The number of shares of restricted stock granted on February 19, 2016 which vest equally on February 19, 2018 and February 19, 2020.
(3)	The number of shares of restricted stock granted on March 18, 2015 that remained outstanding as of December 31, 2017 and vest on March 18, 2019.
(4)	The number of shares of restricted stock granted on March 26, 2014 that remained outstanding as of December 31, 2017 and vest on March 26, 2018.
(5)

The number of shares of Common Stock underlying the restricted stock units granted on February 19, 2016. Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance goals over the two-year performance period from January 1, 2016 to December 31, 2017 and satisfaction of an additional employment requirement. On February 14, 2018, the Compensation Committee certified the IRR achieved by the Company over the two-year performance period for the 2016 Grant and determined that the restricted stock units shall vest at 86% of the target opportunity. Subject to continued employment, the shares of Common Stock underlying the restricted stock units will be issued on February 19, 2020.
(6)	The number of shares of Common Stock underlying the restricted stock units granted on February 14, 2017. Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance target over the two-year performance period from January 1, 2017 to December 31, 2018 and satisfaction of an additional employment requirement. To the extent they vest, the common stock underlying the restricted stock units shall be issued on February 14, 2021.
(7)	The fair market value of the restricted stock was calculated based on the closing price of Common Stock on December 29, 2017 of $34.82 per share.
(8)	The reported shares represent the number of shares (at maximum) of Common Stock underlying the restricted stock units granted on March 18, 2015. The relevant performance condition was based on an IRR over the two-year performance period from January 1, 2015 to December 31, 2016. On February 14, 2017, the Compensation Committee approved the level of IRR achieved by the Company over the two-year performance period and determined that the restricted stock units shall vest at the maximum. Subject to continued employment, the shares of Common Stock underlying the restricted stock units will be issued on March 18, 2019.
(9)	The reported shares represent the number of shares (at maximum) of Common Stock underlying the restricted stock units granted on March 26, 2014. The relevant performance condition was based on an IRR over the two-year performance period from January 1, 2014 to December 31, 2015. On February 17, 2016, the Compensation Committee approved the level of IRR achieved by the Company over the two-year performance period and determined that the restricted stock units shall vest at the maximum. The shares of Common Stock underlying the restricted stock units were issued on March 26, 2018.
(10)	The fair market value of the unearned restricted stock units was determined based on the achievement of threshold performance targets at the closing price of Common Stock on December 29, 2017 of $34.82 per share.

Stock Option Exercises and Stock Vested in 2017

The following table provides information on the vesting of restricted stock and restricted stock units during 2017 for each of the NEOs. There were no outstanding stock options for any of the NEOs as of December 31, 2017.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting(1) #	Value Realized on Vesting(2) ($)
Lee Roy Mitchell	-	-
Mark Zoradi	-	-
Sean Gamble	5,025	$197,272
Michael Cavalier	17,354	$747,554
Valmir Fernandes	18,805	$809,973

(1)	The reported numbers include Common Stock from the following vest events:
i.	The last one-third (2,348 shares) of the restricted stock granted to Mr. Gamble when he joined the Company in August 2014 that vested on August 26, 2017;
ii.	Fifty percent of the restricted stock granted to Messrs. Gamble, Fernandes and Cavalier in 2015 which vested on March 18, 2017;
iii.	Remaining fifty percent of the restricted stock granted to Messrs. Fernandes and Cavalier in 2013 that vested on March 29, 2017; and
iv.	Shares of Common Stock underlying the restricted stock units granted to Messrs. Fernandes and Cavalier in 2013 that vested on March 29, 2017.

(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on the following dates:
i.	August 25, 2017 of $33.35;
ii.	March 17, 2017 of $44.44; and
iii.	March 28, 2017 of $42.76

Discussion of the Terms of the Employment Agreements with our NEOs

We have employment agreements with our NEOs. Consistent with our compensation philosophy, the Company entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation.

Below is a summary of the key provisions of the current employment agreements of our NEOs.

Term

On February 20, 2018, the Company elected to extend the term of Mr. Zoradi’s employment agreement to December 31, 2019.

The initial terms of the employment agreements of Messrs. Mitchell, Gamble, Fernandes and Cavalier is three years. At the end of each year, the term is extended for an additional one-year period unless the NEO’s employment is terminated.

Base salary

The base salaries are subject to review each year by our Compensation Committee for increase (but not decrease).

Cash Bonus

In addition to base salaries, the NEOs are eligible to receive a cash bonus upon the Company meeting certain performance targets set by the Compensation Committee for the year. Mr. Zoradi’s target cash bonus shall not be less than 100% of his base salary and the maximum target shall not be less than 150% of his base salary.

Long-term Equity Incentive Awards

The NEOs are entitled to participate in and receive grants of long-term equity incentive awards. Mr. Zoradi’s long-term equity incentive awards must be at least 200% of his base salary.

Benefits

The NEOs qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of his base salary.

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled to, for a period of five years, tax preparation assistance upon termination of his employment.

Mr. Zoradi is entitled to receive an annual allowance of $30,000 for personal travel and living expenses, reduced by standard withholding and other authorized deductions.

The employment agreements of Messrs. Zoradi, Gamble, Fernandes and Cavalier provide that unless the executive’s employment is terminated by us for cause the executive will be entitled to office space and support services for a period of not more than three (3) months following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality and non-competition (other than certain permitted activities as defined therein). In addition, Mr. Mitchell’s employment agreement has a covenant of non-solicitation (as defined in the employment agreement). All non-compete covenants have a term of one year after termination of the executive’s employment. However, if employment is terminated for Good Reason (as defined in the employment agreements), the covenant of non-competition becomes null and void. The non-solicitation covenant in Mr. Mitchell’s employment agreement has a term of three years after termination of Mr. Mitchell’s employment.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell is terminated by us without cause, Mr. Mitchell shall receive accrued compensation (which includes unpaid base salary, a pro rata cash bonus for the year in which the termination occurs and any previously vested long-term equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards or benefits were granted) through the date of termination (the “Accrued Employment Entitlements”); an amount equal to Mr. Mitchell’s base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twelve (12) months; an amount equal to the most recent cash bonus Mr. Mitchell received for the year prior to the date of such termination, payable within thirty (30) days of termination and Mr. Mitchell and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. Any outstanding stock options granted to Mr. Mitchell shall be vested and/or exercisable for the period through the date of such termination of employment, and shall remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such option awards were granted.

If Mr. Mitchell resigns for good reason (as defined in his employment agreement), he shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

If Mr. Zoradi resigns for good reason (as defined in the agreement), is terminated by us without cause or upon expiration of the terms of the employment agreements, he shall receive, the Accrued Employment Entitlements; an amount equal to his base salary in effect as of the date of such termination payable in accordance with the Company’s normal payroll practices through the end of the term, subject to the requirements of Section 409A of the Code; he and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date; any outstanding long-term equity incentive awards with time-based vesting provisions shall become immediately vested as of the termination date and any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period, and if or to the extent the performance provisions are attained, shall become vested without regard to any continued employment requirement.

If Messrs. Gamble, Fernandes or Cavalier is terminated by us without cause, the executive shall receive the Accrued Employment Entitlements; two times the base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months; an amount equal to the most recent cash bonus received by the executive for the year ended prior to the date of such termination, payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination; long-term equity incentive awards other than stock options with time-based vesting provisions shall become vested on a pro rata basis and long-term equity incentive awards other than stock options with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested on a pro rata basis without any regard to any continued employment requirement. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date.

If Messrs. Gamble, Fernandes or Cavalier resigns for good reason (as defined in their respective employment agreement) the executive shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability (as defined in the employment agreement), the executive or his estate will receive: the Accrued Employment Entitlements; a lump sum payment equal to twelve (12) months of executive’s base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination, any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan and the executive (in disability) and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. All outstanding long-term equity incentive awards shall vest in accordance with the terms of the incentive plan.

Termination for Cause or Voluntary Termination

In the event an executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar award issued under an incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change in control

Mr. Mitchell does not have a change in control provision in his employment agreement.

In the event an executive’s employment is terminated by us (other than for disability, death or cause) or by executive for good reason within one (1) year after a change in control (as defined in the employment agreement), the executive shall receive accrued compensation through the date of termination; sum of two times executive’s base salary and one and one half times the most recent cash bonus received by executive for any year ended prior to the date of termination payable in a lump sum within 30 days of termination and executive and executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of 30 months from the termination date. Any outstanding equity award granted to the executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards were granted.

Information on amounts payable had a termination for good reason, a change in control, death or disability occurred on December 31, 2017 may be found under the headings – “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change in Control” and “Potential Payments Upon Death or Disability.”

The following tables provide the amounts payable to the NEOs pursuant to their respective employment agreements upon severance without cause, for a good reason, for cause, death or disability and change in control, assuming such triggering event occurred on December 31, 2017.

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

Name	Salary (1)	Bonus (2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total

Lee Roy Mitchell	$ 958,645	$ 2,822,549	$ 6,675	$ 7,411	$ 86,500	$ -	$ 3,881,780

Mark Zoradi	$ 950,000	$ 1,320,500	$ 21,147	$ 27,918	$ 828	$ 3,557,088	$ 5,877,481

Sean Gamble	$ 1,050,000	$ 1,206,315	$ 26,424	$ 10,589	$ 828	$ 1,231,796	$ 3,525,952

Michael Cavalier	$ 1,000,000	$ 1,221,787	$ 27,213	$ 15,593	$ 828	$ 1,899,573	$ 4,164,994

Valmir Fernandes	$ 1,016,000	$ 1,168,027	$ 18,441	$ 19,795	$ 828	$ 1,986,975	$ 4,210,066

(1)	Based on the base salaries in effect as of December 31, 2017, the amounts reported are calculated as follows: one-time the base salary for Messrs. Mitchell and Zoradi and two times the base salary for Messrs. Gamble, Cavalier and Fernandes. Subject to Treasury Regulations as specified in the respective employment agreements, the amounts would have been payable according to the Company’s normal payroll practices for a period of 24 months to Messrs. Gamble, Cavalier and Fernandes; for a period of 12 months to Mr. Mitchell and through the end of the Renewal Term (as defined in the employment agreement) to Mr. Zoradi.

(2)	For Mr. Zoradi, the amount is the cash bonus he would have received for 2017 payable according to normal payroll practices. For Messrs. Mitchell, Gamble, Cavalier and Fernandes, the amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for 2017 and the cash bonus received by the NEO for 2016. The cash bonuses for 2017 would have been payable to the NEOs at the same time as payments are made to other similarly situated executives. The cash bonuses for 2016 would have been payable to Messrs. Mitchell, Gamble, Cavalier and Fernandes in a lump sum within 30 days of termination.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messrs. Zoradi, Gamble, Cavalier and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year. Messrs. Zoradi, Gamble, Cavalier and Fernandes are entitled to use our office space for a period of three months following the date of termination. The amount reported is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)	The amounts reported have been determined based on the following provisions in the respective employment agreements.

Pursuant to Mr. Zoradi’s employment agreements, any outstanding equity award with time-based vesting provisions would have vested as of the termination date. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement.

Pursuant to the employment agreements of Messrs. Gamble, Cavalier and Fernandes, any outstanding long-term equity incentive awards with time-based vesting provisions would have vested on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis.

The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such long-term equity incentive award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.

Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested for each of Messrs. Zoradi, Gamble, Cavalier and Fernandes on December 31, 2017 are as follows:

Restricted Stock:

Name	Number of Shares

Lee Roy Mitchell	-

Mark Zoradi	40,268

Sean Gamble	12,068

Michael Cavalier	16,294

Valmir Fernandes	16,899

Restricted stock units: As disclosed previously, the restricted stock units granted in 2014 and 2015 shall vest at the maximum and the restricted stock units granted in 2016 shall vest at 86% of target. We assumed for purposes of this disclosure that the restricted stock units granted in 2017 shall vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	61,888
Sean Gamble	23,308
Michael Cavalier	38,260
Valmir Fernandes	40,165

The values of the equity awards have been calculated using the closing price of Common Stock on December 29, 2017 of $34.82 per share.

Potential Payments upon Termination for Cause

If a NEO terminates his employment voluntarily, or is terminated for cause, we are only required to pay any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change in Control

Name	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	-	-	-	-	-	-	-
Mark Zoradi	$1,900,000	$3,156,500	$26,434	$34,898	$828	$4,597,250	$9,715,910
Sean Gamble	$1,050,000	$1,477,463	$33,030	$13,236	$828	$1,837,660	$4,412,217
Michael Cavalier	$1,000,000	$1,516,480	$34,016	$19,491	$828	$2,449,866	$5,020,681
Valmir Fernandes	$1,016,000	$1,482,813	$23,052	$24,744	$828	$2,529,569	$5,077,006

(1)	There is no change in control provision in Mr. Mitchell’s employment agreement. The amounts reported are calculated as follows: two times the base salary in effect as of December 31, 2017 payable in a lump sum within 30 days of such termination.

(2)	The amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for 2017 and one and a half times the cash bonus received by the NEO for 2016, payable in a lump sum within 30 days of such termination.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 30 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Messrs. Zoradi, Gamble, Cavalier and Fernandes are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements: upon termination due to change in control, any outstanding equity award granted to the NEO shall be fully vested and all restrictions shall lapse.

Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested on for each NEO upon termination due to a change in control on December 31, 2017 are as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	40,268
Sean Gamble	22,131
Michael Cavalier	25,809
Valmir Fernandes	26,565

Restricted stock units: As disclosed previously, the restricted stock units granted in 2014 and 2015 shall vest at the maximum and the restricted stock units granted in 2016 shall vest at 86% of target. We assumed for purposes of this disclosure that the restricted stock units granted in 2017 shall vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	91,761
Sean Gamble	30,645
Michael Cavalier	44,549
Valmir Fernandes	46,082

The values of the long-term equity incentive awards have been calculated using the closing price of our Common Stock on December 29, 2017 of $34.82 per share.

Potential Payments upon Termination due to Death or Disability

Name	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$958,645	$1,426,464	$6,675	$7,411	$86,500	$-	$2,485,695
Mark Zoradi	$950,000	$1,320,500	$10,573	$13,959	$828	$2,974,549	$5,270,409
Sean Gamble	$525,000	$664,020	$13,212	$5,294	$828	$1,231,796	$2,440,150
Michael Cavalier	$500,000	$632,400	$13,606	$7,796	$828	$1,899,573	$3,054,203
Valmir Fernandes	$508,000	$538,455	$9,221	$9,898	$828	$1,993,061	$3,059,463

(1)	The amounts reported are the base salary of each named executive officer in effect as of December 31, 2017, payable in a lump sum.

(2)	The amounts reported are the cash bonus each NEO would have received for 2017 payable in a lump sum at the same time as the cash bonus payments are made to other similarly situated active executives pursuant to the terms of the Bonus Plan.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Messrs. Zoradi, Gamble, Cavalier and Fernandes are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements: any outstanding long-term equity incentive awards shall vest on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.

The participant or the participant’s estate or representative shall be entitled to receive any previously vested long-term equity incentive awards.

Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested upon death or disability of each NEO would have been as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	23,538
Sean Gamble	12,068
Michael Cavalier	16,294
Valmir Fernandes	17,074

Restricted stock units: As disclosed previously, the restricted stock units granted in 2014 and 2015 shall vest at the maximum and the restricted stock units granted in 2016 shall vest at 86% of target. We assumed for purposes of this disclosure that the restricted stock units granted in 2017 shall vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	61,888
Sean Gamble	23,308
Michael Cavalier	38,260
Valmir Fernandes	40,165

There were no outstanding stock options for any of the NEOs as of December 31, 2017.

The values of the long-term equity incentive awards have been calculated using the closing price of our Common Stock on December 29, 2017 of $34.82 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Compensation Committee qualifies as an independent, non-employee director and no member of the Compensation Committee has served as an officer or employee of the Company. During 2017, none of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. To the extent indicated below, shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days of the Record Date and are included for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 116,779,546 shares of Common Stock outstanding as of the Record Date. As of the Record Date, there were 471 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders
FMR LLC(2)	14,450,630	12.4%
BlackRock, Inc.(3)	10,961,525	9.4%
The Vanguard Group(4)	8,961,901	7.1%
Victory Capital Management Inc.(5)	6,081,823	5.2%
Directors and NEOs
Lee Roy Mitchell(6)	9,822,845	8.4%
Mark Zoradi(7)	116,507	*
Sean Gamble(8)	55,573	*
Michael Cavalier(9)	122,966	*
Valmir Fernandes(10)	53,912	*
Darcy Antonellis(11)	8,496	*
Benjamin Chereskin(12)	69,246	*
Nancy Loewe(13)	2,822	*
Steven Rosenberg(13)	48,216	*
Enrique Senior(13)	54,327	*
Carlos Sepulveda(13)	54,327	*
Raymond Syufy(13)	15,175	*
Nina Vaca(13)	10,219	*
Executive Officers & Directors as a Group (13 persons)(14)	10,434,631	8.9%

*	Less than 1%.

(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G/A filed by FMR LLC on February 13, 2018. FMR LLC may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G/A as the parent holding company or control person on behalf of its subsidiaries FIAM LLC, Fidelity Institutional Asset Management Trust Company, FIDELITY MANAGEMENT & RESEARCH COMPANY, FMR CO., INC (beneficially owns 5% or greater of the reported shares), and STRATEGIC ADVISERS, INC. FMR LLC has (i) sole voting power over 1,822,978 shares and (ii) sole dispositive power over 14,450,630 shares.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)	Based upon statements in Schedule 13G/A filed by BlackRock, Inc. on January 29, 2018. Black Rock, Inc. may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G/A as the parent holding company or control person on behalf of its subsidiaries BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (beneficially owns 5% or greater of the reported shares), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Investment Management (Australia) Limited, and BlackRock Advisors (UK) Limited. BlackRock, Inc. reported (i) sole voting power over 10,542,392 shares and (ii) sole dispositive power over 10,961,525 shares. The address of Black Rock Inc. is 55 East 52nd Street, New York, NY 10055.

(4)	Based upon statements in Schedule 13G/A filed by The Vanguard Group on February 9, 2018. The Vanguard Group may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G/A as the parent holding company or control person on behalf of its wholly-owned subsidiaries Vanguard Fiduciary Trust Company (beneficial owner of 48,024 shares) and Vanguard Investments Australia, Ltd. (beneficial owner of 21,157 shares). The Vanguard Group has (i) sole voting power over 56,456 shares (ii) shared voting power over 12,725 shares (iii) shared dispositive power over 60,749 shares and (iv) sole dispositive power over 8,901,152 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)	Based upon statements in Schedule 13G filed by Victory Capital Management Inc. on February 9, 2018. Victory Capital Management Inc. has (i) sole voting power over 5,807,964 shares and (ii) sole dispositive power over 6,081,823 shares. The address of Victory Capital Management Inc. is 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144.

(6)	Includes 4,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(7)	Includes 92,083 shares of restricted stock and certified performance-based awards.

(8)	Includes 48,105 shares of restricted stock and certified performance-based awards.

(9)	Includes 45,765 shares of restricted stock and certified performance-based awards.

(10)	Includes 45,987 shares of restricted stock and certified performance-based awards.

(11)	Includes 2,822 shares of restricted stock.

(12)	Includes 2,822 shares of restricted stock, 3,568 shares held by LEGATUM Partners, L.P., of which shares Mr. Chereskin is the beneficial owner and 9,736 shares held in a grantor trust of which Mr. Chereskin’s spouse is a trustee.

(13)	Includes 2,822 shares of restricted stock.

(14)	The numbers reported do not include 388,696 shares of Common Stock underlying performance shares issued as restricted stock units to the NEOs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely on its review of the copies of such reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act of 1933, as amended. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of the Company.

Management presents any proposed related party transaction at an Audit Committee meeting for review and approval. If management becomes aware of a proposed or existing related party transaction that has not been presented or pre-approved by the Audit Committee, management shall promptly notify the Chair of the Audit Committee who shall submit such related party transaction to the full Audit Committee for approval or ratification, if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our CEO, CFO or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee has been delegated the authority to review, consider and approve any such transaction. In such event, the Chair of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines as necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meetings of the Audit Committee or Board, as applicable.

Certain Agreements

Laredo Theatre

We manage theatres for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. (“Lone Star”) owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in- law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded approximately $0.6 million of management fee revenue from Laredo during 2017. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatres. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell, our Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the

Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company pays the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For 2017, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $0.13 million.

Family Relationships

Tandy Mitchell, wife of Mr. Mitchell, is an employee of the Company. Ms. Mitchell received total compensation of $198,252 for 2017. Such amount included base salary of $128,587, cash bonus of $47,834 and all other compensation of $21,831.

Walter Hebert III, brother-in-law of Mr. Mitchell, is the Executive Vice President – Purchasing of the Company. Mr. Hebert received total compensation of $588,915 for 2017. Such amount included base salary of $275,000, cash bonus of $163,680, grant date fair market value of restricted stock of $100,000 and all other compensation of $50,235.

Century Theatres

Our subsidiary, Century Theatres, currently leases 14 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, one of our directors, is an officer of the general partner of Syufy Enterprises. All of the leases except one have fixed minimum annual rent. The remaining lease has rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For 2017, we paid approximately $22.5 million in rent for these leases.

Director Nomination Agreement

Under the Director Nomination Agreement which we entered into on April 9, 2007 with certain of our then current stockholders, the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Board and Messrs. Mitchell (Class III) and Sepulveda (Class II) are its current nominees.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect three Class II directors, to ratify the selection of Deloitte as our independent registered public accounting firm for 2018 and to hold a non-binding, advisory vote on our 2017 executive compensation. Our Governance Committee has recommended the nominees to our Board and our Board has nominated the nominees. Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for 2018 and our Board has ratified the appointment. Our Compensation Committee has approved our executive compensation program and the Board has recommended that the stockholders vote to approve our executive compensation program and the compensation paid to our NEOs for 2017. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they deem appropriate.

What is the Record Date and what does it mean?

The Record Date for the Annual Meeting is March 29, 2018. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) Stockholder of record: If your shares are registered in your name with our transfer agent, EQ, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

(b) Stockholder who holds stock in street name: If your shares are held by a broker or by a bank, you are considered to be a beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” items but may not vote on “non-routine” items without your instructions.

Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote via the Internet, by telephone, by mail or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Sean Gamble and Michael Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of items, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

What different methods can I use to vote?

If you are a stockholder of record, you may vote:

•	via the Internet or by telephone — Follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 10:59 p.m. CDT, on May 23, 2018;
•	by mail — Complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting; or

•	in person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:

•	by instructing your bank or broker — You should receive a voting instruction form from your bank or broker which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction form from your bank or broker, you may contact it directly to provide instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 10:59 p.m. CDT, on May 23, 2018; or
•	in person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you do not:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•	sign and return a proxy card without specific voting instructions then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters”. However, with respect to “non-routine matters”, your broker or bank may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the NYSE, the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2018 (Item 2) is considered a “routine” matter and the election of directors (Item 1) and the non-binding, annual advisory vote on executive compensation (Item 3) are considered “non-routine” matters.

What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote and reports the number of such shares as “broker non-votes.”

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining a quorum. However, see below with regards to the effect of broker non-votes and abstentions on approval of specific agenda items.

What is the voting requirement for each of the items?

Approval of Item 1: Directors are elected by a plurality voting standard. The nominees who receive the highest number of affirmative votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected. However, pursuant to the Corporate Governance Guidelines, in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation from the Board and all committees of the Board following certification of the results of the Annual Meeting by the Inspector of Elections. The Governance Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation. Within 90 days following certification of the results of the annual meeting of stockholders, the Board will make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision would then be promptly disclosed in a Form 8-K filed with the SEC. If a director’s resignation is rejected by the Board, the director will continue to serve for the remainder of the term for which he or she was elected and until his or her successor is duly elected, except in the event of his or her earlier death, resignation or removal. The Board believes that this voting policy promotes stability in governance by ensuring that a full slate of carefully chosen and nominated members is elected at each annual meeting of stockholders.

Under the plurality voting standard, votes marked “For” will be counted in favor of the director nominee and broker non-votes and votes withheld shall have no effect on the election of a director. However, a withheld vote could affect whether such director would be required to submit a resignation as discussed above.

Approval of Item 2: The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Since this proposal is considered a “routine” matter, broker non-votes do not arise as brokers and banks may exercise discretionary authority to vote your shares. Abstentions will have no effect on this item.

Approval of Item 3: The advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;
•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2018; and
•	FOR the non-binding, advisory vote to approve our executive compensation.

Can I revoke or change my proxy? If so, how?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to the Company Secretary;
•	by submitting another valid proxy bearing a later date; or
•	by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person.

If your shares are held in street name, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank, or, by attending the Annual Meeting and voting in person if you have obtained a “legal proxy” from your broker or bank giving you the right to vote your shares.

Who counts the votes?

The Company has retained a representative of Broadridge Financial Solutions to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use Broadridge Financial Solutions, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $7,500 plus reasonable out-of-pocket expenses.

How can I obtain copies of the Company’s annual reports and other available information about the Company?

Stockholders may receive a copy of the Company’s 2017 Form 10-K at no charge by sending a written request to Michael Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Website at http://investors.cinemark.com for free access to our corporate governance documents and our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports. The SEC also maintains a Website that contains reports, proxy and information statements and other information regarding registrants. The address of the Website is www.sec.gov.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

For inclusion in the proxy statement: Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2019 annual meeting must be in writing and received by the end of business on December 9, 2018 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

Director nomination or proposal for annual meeting: Stockholders who wish to nominate a director or introduce a proposal not included in the proxy statement at the 2019 annual meeting may do so in accordance with our by-laws. These procedures provide that stockholders who wish to bring a proper subject of business before the 2019 annual meeting must do so by a written notice in proper written form to the Company Secretary received not less than 90 and not more than 120 days before the anniversary date of the Annual Meeting and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8(e)) must be received no earlier than January 24, 2019, and no later than February 23, 2019 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

A copy of our by-laws is available from the Company Secretary upon written request.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker or bank, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AVAILABILITY OF REPORT ON FORM 10-K

Upon your written request, we will provide to you a complimentary copy of our 2017 Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of our 2017 Form 10-K may also be obtained at the website maintained by the SEC at www.sec.gov or by visiting our website at http://investors.cinemark.com and clicking on the “Financials” tab and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Attention: Michael Cavalier, Secretary

By Order of the Board of Directors,

Michael Cavalier
Executive Vice President – General Counsel and Secretary

April 6, 2018

CINEMARK HOLDINGS, INC. 3900 Dallas Parkway, Suite 500 Plano, Texas 75093

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 23, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 23, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			All	All	Except
			☐	☐	☐
1.	Election of Class II Directors:
Nominees
01)	Darcy Antonellis 02) Carlos Sepulveda 03) Mark Zoradi

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2018.							☐	☐	☐
3.	Non-binding, annual advisory vote on executive compensation.							☐	☐	☐
NOTE: Transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrator, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2018

9:00 a.m. CDT

3800 Dallas Parkway

Plano, Texas 75093

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 24, 2018:

Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — — — — — — — —

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2018

9:00 a.m. CDT

Cinemark Holdings, Inc.

3800 Dallas Parkway,

Plano, Texas 75093

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2018

The shares of stock you hold in your account as of the Record Date will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all Items.

By signing the proxy, you revoke all prior proxies and appoint Sean Gamble and Michael Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.